Exhibit 2.2

Execution Version

RELATIONSHIP AGREEMENT

BY AND AMONG

JUUL LABS, INC.,

ALTRIA GROUP, INC.

AND

ALTRIA ENTERPRISES LLC

dated as of December 20, 2018

i

ARTICLE 8 CONFIDENTIALITY		45

Section 8.1.	Confidentiality	45

ii

RELATIONSHIP AGREEMENT

This RELATIONSHIP AGREEMENT (this “Agreement”), is made as of December 20, 2018, by and among JUUL Labs, Inc., a Delaware corporation (the “Company”), Altria Group, Inc., a Virginia corporation (the “Investor”) and Altria Enterprises LLC, a Virginia limited liability company and wholly owned subsidiary of the Investor (“Investor Sub”, and together with the Company and Richard, the “Parties” and, each, a “Party”).

RECITALS

WHEREAS, on the date hereof, concurrently with the execution and delivery of this Agreement, the Parties entered into that certain Class C-1 Common Stock Purchase Agreement (the “Purchase Agreement”) providing for, among other things, the purchase by the Investor, through Investor Sub, of non-voting shares of the Company’s Class C-1 Common Stock (the “Purchase”, and such shares of Class C-1 Common Stock, the “Purchased Shares”), which, subject to the terms and conditions set forth in the Purchase Agreement, shall be automatically converted into an equal number of voting shares of the Company’s Class C Common Stock (the “Conversion Shares” and, collectively, with the Purchased Shares, the “Investor Initial Shares”); and

WHEREAS, the Parties desire to enter into this Agreement to set out their respective rights, obligations and duties with respect to certain aspects of the Company and its business, management and operations and the Investor’s ownership of the Investor Shares.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein, the receipt and sufficiency of which are hereby acknowledged, each of the Parties agrees as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

Section 1.1. Certain Defined Terms. For purposes of this Agreement the following terms shall have the following meanings:

“409A Valuation” has the meaning set forth in Section 5.1(c).

“Action” means any civil, criminal or administrative claim, demand, litigation, action, suit, investigation, prosecution, arbitration, mediation or proceeding.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly actually Controls, is Controlled by or is under common Control with such Person. For the avoidance of doubt, for purposes of this Agreement, neither the Investor nor any of its Subsidiaries shall be deemed to be an Affiliate of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries shall be deemed to be an Affiliate of the Investor or any of its Subsidiaries.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Clearance” has the meaning set forth in the Purchase Agreement.

“Antitrust Laws” has the meaning set forth in the Purchase Agreement.

“Applicable Percentage” means, as of any given time, the lesser of (i) thirty-five percent (35%) and (ii) the lowest percentage calculated as of any Measurement Time by dividing (A) the sum, without duplication, of (1) the aggregate number of Investor Shares then Beneficially Owned by the Investor, (2) the aggregate number of Shares then Beneficially Owned by any Upstream Affiliate and (3) the aggregate number of Shares that the Investor is then entitled to acquire pursuant to any provision of the Purchase Agreement, the True-Up Security or this Agreement as a result of any issuance that occurred prior to such Measurement Time, by (B) the aggregate number of Shares outstanding at such Measurement Time; provided, that for purposes of the foregoing calculation, (1) “Beneficial Ownership” shall not include any Shares deemed to be beneficially owned by a Person pursuant to Rule 13d-3(d)(1)(i) as a result of any preemptive rights prior to the closing of the issuance of New Securities that gave rise to such preemptive rights and (2) in no event shall the aggregate number of outstanding Shares be deemed to include any Shares issued following execution of this Agreement with respect to which the Company failed to afford the Investor preemptive rights in breach of Article 4 or the Equity Award True-Up rights pursuant to Section 5.1 (it being agreed that the Company shall have the right to cure such breach prior to effecting this clause (2)). For the avoidance of doubt, the Applicable Percentage shall only decrease and shall never increase; provided, that notwithstanding the foregoing or anything in this Agreement or any other Constituent Document to the contrary, the Parties hereby confirm their mutual understanding, intention and agreement that (i) the initial Applicable Percentage is thirty-five percent (35%) (with any deviation therefrom unintentional and subject to the make-whole provisions set forth in Section 1.3(c) of the Purchase Agreement) and (ii) the Applicable Percentage referred to in the preceding clause (i) is only capable of being, and shall only be, decreased as a result of the Investor’s election not to exercise preemptive rights provided by Article 4 or Equity Award True-Up rights pursuant to Section 5.1 or, if applicable, any Transfer of Capital Securities by the Investor or any Upstream Affiliate.

“Beneficially Own”, “Beneficial Owner” and “Beneficial Ownership” and words of similar import, with respect to a Person, have the meaning that such term is given pursuant to Rule 13d-3 as promulgated under the Exchange Act; provided, that the entry of a Person into, and compliance with the terms of, the Investors’ Rights Agreement, the ROFR and Co-Sale Agreement or the Voting Agreement, without further action, shall not be deemed to constitute, or be evidence of, the parties’ to those agreements being a group (as that term is used in Rule 13d-5 as promulgated under the Exchange Act) hereunder.

“Big Four Accounting Firm” means any of Ernst & Young, Deloitte & Touche, KPMG and PricewaterhouseCoopers or any of their respective Affiliates and their respective successors.

“Binding Price Range” has the meaning set forth in Section 4.1(b).

“Board” means the Company’s board of directors.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or San Francisco, California are required or authorized by applicable Law to be closed for business.

“By-Laws” means the Company’s amended and restated by-laws, as amended from time to time.

“Capital Securities” means all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of the Company’s capital, including common shares, preferred shares or other equity or voting interest or any security or evidence of indebtedness convertible into or exchangeable for any share capital, capital stock or other equity interest of the Company, or any right, agreement, option or warrant to acquire any of the foregoing.

“Cash Distribution” has the meaning set forth in the Purchase Agreement.

“Certificate of Incorporation” means the Company’s certificate of incorporation, as amended from time to time.

“Class A Common Stock” has the meaning set forth in the Certificate of Incorporation.

“Class B Common Stock” has the meaning set forth in the Certificate of Incorporation.

“Class C Common Stock” has the meaning set forth in the Certificate of Incorporation.

“Class C-1 Common Stock” has the meaning set forth in the Certificate of Incorporation.

“Closing” has the meaning set forth in the Purchase Agreement.

“Code” means the Internal Revenue Code of 1986.

“Common Stock” means shares of any class of the Company’s common stock, as designated in the Certificate of Incorporation.

“Common Stock Equivalents” means (i) Capital Securities convertible into, exchangeable for or entitling the holder thereof to receive, directly or indirectly, shares of Common Stock or (ii) any Capital Securities that have risk or reward characteristics substantially similar to Common Stock.

“Company” has the meaning set forth in the Preamble.

“Company Financial Statements” means the (i) audited consolidated balance sheets and related audited consolidated statements of income, comprehensive income (loss), stockholders’ equity and cash flows of the Company for the most recently completed fiscal year that has ended at least sixty (60) days prior to the date of this Agreement prepared in conformity with accounting principles generally accepted in the United States (“GAAP”) (accompanied by an unqualified audit opinion from the Company’s independent certified public accountants (the “Company’s Auditors”) in accordance with auditing standards generally accepted in the United States (“GAAS”)) and (ii) unaudited consolidated balance sheets and related unaudited statements of income, comprehensive income (loss), stockholders’ equity and cash flows of the Company (including notes to the financial statements) for the interim period from the date of the most recent such audited consolidated balance sheet through the end of the most recent quarterly period that has ended at least forty (40) days prior to the date of this Agreement, and for the corresponding period of the prior fiscal year, in each case meeting the requirements of Regulation S-X under the Exchange Act, and all other accounting rules and regulations of the SEC promulgated thereunder, applicable to a Current Report on Form 8-K filed by the Investor under the Exchange Act relating to the transactions contemplated by the Purchase Agreement.

“Compete” or “Competition” and words of similar import have the meaning set forth in Section 3.1(a).

“Confidential Information” has the meaning set forth in Section 8.1.

“Constituent Documents” means the Certificate of Incorporation, the By-Laws, this Agreement, the Purchase Agreement, the Investors’ Rights Agreement, the ROFR and Co-Sale Agreement, the Voting Agreement, the True-Up Convertible Security, the Services Agreement and the License Agreement.

“Contract” means, with respect to any Person, any oral or written agreement, contract, lease, obligation, commitment, promise or undertaking, including any indenture, mortgage, deed of trust or note.

“Control”, “Controlling” and “Controlled” and words of similar import means the direct or indirect possession of the power to direct or cause the direction of the management or policies of a Person or the disposition of its assets or properties, whether through ownership, by Contract or otherwise.

“Conversion Shares” has the meaning set forth in the Recitals.

“Covered Person” has the meaning set forth in Section 8.1.

“Covered TO” has the meaning set forth in Section 5.2(a).

“Deemed Liquidation Event” has the meaning set forth in the Certificate of Incorporation.

“Discretionary Termination Date” has the meaning set forth in the Services Agreement.

“Disinterested Directors” means the members of the Board who do not have a direct or indirect material interest, as interpreted in accordance with Item 404 of Regulation S-K under the Exchange Act.

“Dispute” has the meaning set forth in Section 9.7(a).

“Dispute Notice” has the meaning set forth in Section 9.7(a).

“Dispute Representative” has the meaning set forth in Section 9.7(a).

“e-Vapor Business” means business activities and operations relating to vapor-based electronic nicotine delivery systems (including vaporizers and e-cigarettes that create an aerosol, vapor or other gaseous form that the user inhales) other than Heat-not-Burn Nicotine Delivery Systems, including designing, engineering, researching, developing, programming, producing, assembling, integrating, manufacturing, making (and having made), using, selling, offering for sale, marketing, promoting, distributing, supplying, importing and otherwise exploiting related products, devices, services, technologies and components related thereto.

“Equity Award Shares” has the meaning set forth in Section 5.1(a).

“Equity Award True-Up” has the meaning set forth in Section 5.1(a).

“Equity Award True-Up Shares” has the meaning set forth in Section 5.1(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Excess Redeemed Shares” has the meaning set forth in Section 5.3.

“FINRA” means the Financial Industry Regulatory Authority.

“Fiscal Quarter” means the applicable fiscal quarter of the Company.

“Fixed Vote Percentage” means, as of any given time after the issuance of shares of Class C Common Stock and prior to the Investor Rights Termination Date, the aggregate voting power of the Class C Common Stock then held by the Investor when voting together with the holders of Preferred Stock and other holders of Common Stock (and not as a separate class), which shall be equal to the lesser of (i) the Applicable Percentage and (ii) on and following the Indirect Non-Compete Termination Date, if any, twenty percent (20%); provided, that, for purposes of the preceding clause (ii), the Indirect Non-Compete Termination Date shall not be deemed to have occurred unless and until the expiration of the thirty (30)-day period in which an Upstream Affiliate may provide written notice to the Company that it shall take all actions necessary to cause such material Competition to cease as provided in Section 3.2(c) and, if such notice is provided within such period, the Indirect Non-Compete Termination Date shall not be deemed to have occurred to the extent it is tolled in accordance with Section 3.2(c). Following the Investor Rights Termination Date, references to the Fixed Vote Percentage within the Constituent Documents shall be disregarded therein in accordance with Section 3.1(c)(ii). For the avoidance of doubt, Shares that have no voting power pursuant to Article IV, Section G of the Certificate of Incorporation shall be disregarded in computing the Fixed Vote Percentage.

“Foreign or State Act” has the meaning set forth in Section 7.8.

“Governmental Body” means any foreign, federal, state, provincial, local or other court, arbitral body, administrative agency, commission or other governmental or regulatory authority or instrumentality.

“Heat-not-Burn Nicotine Delivery Systems” means nicotine delivery systems that electronically heat solid tobacco, including loose leaf tobacco or processed tobacco particles (e.g. in a suspension), without combustion of the solid tobacco to create an aerosol or vapor that the user inhales. For the avoidance of doubt, “Heat-not-Burn Nicotine Delivery Systems” include products such as IQOS, 3T, Glo, iSmoke OneHitter, Pax 2, Ploom Tech, V2 Pro (when such products are used with solid tobacco as described above) and excludes products such as the Juul, MarkTen Elite, Phix, Bo, MyBlu, Eon Smoke, and other comparable products that create vapor and/or aerosol for inhalation by vaporizing material that does not include solid tobacco, which excluded products are considered vapor-based electronic nicotine delivery systems and therefore in the field of the e-Vapor Business. For the avoidance of doubt, “Heat-not-Burn Nicotine Delivery Systems” are not in the field of the e-Vapor Business.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Independent Voting Power” means the voting power represented by all Voting Shares, except such Voting Shares then Beneficially Owned by the Investor and its Affiliates.

“Indirect Non-Compete Termination Date” has the meaning set forth in Section 3.2(a).

“Investment Company Act” means the Investment Company Act of 1940.

“Investor” has the meaning set forth in the Preamble.

“Investor Change in Control” means the consummation of any transaction (including mergers, consolidations and other transactions, and whether or not the Investor is the surviving entity of any such transaction(s)) the result of which is that any Person or group (as that term is used in Rule 13d-5 as promulgated under the Exchange Act), other than any holding company which owns one hundred percent (100%) of the outstanding voting power of the Investor (so long as no Person or group owns more than fifty percent (50%) of the outstanding voting power of such holding company), becomes the Beneficial Owner, directly or indirectly, of more than fifty percent (50%) of the outstanding voting power of the Investor.

“Investor Change in Ownership” means the occurrence of any or all of the following:

(i) any transaction (including mergers, consolidations and other transactions, and whether or not the Investor is the surviving entity of any such transaction(s)) the result of which is that any Person becomes the Beneficial Owner, directly or indirectly, of all or any portion of the Investor’s securities and/or voting power; and/or

(ii) the direct or indirect sale, transfer, conveyance or other disposition (including by way of merger or consolidation or otherwise, and whether or not the Investor is the surviving entity of any such transaction(s)), of all or any portion of the properties or assets of the Investor or its Subsidiaries (other than the Investor Shares) to any other Person.

“Investor Competitor” means each Person listed in Schedule 1 hereto and any Subsidiary and controlled Affiliate thereof and any successor thereto.

“Investor Director” means any Person designated by the Investor to serve as a director pursuant to Section 2 of the Voting Agreement.

“Investor Initial Shares” has the meaning set forth in the Recitals.

“Investor Observer” means any Person designated by the Investor to attend meetings of the Board in a nonvoting observer capacity pursuant to Section 2 of the Voting Agreement.

“Investor Percentage” means, as of any given time, a percentage equal to (i) the sum of (A) the aggregate number of Investor Shares then Beneficially Owned by the Investor and (B) the aggregate number of Shares then Beneficially Owned by any Upstream Affiliate divided by (ii) the aggregate number of Shares then outstanding; provided, that for purposes of the foregoing calculation, “Beneficial Ownership” shall not include any Shares deemed to be beneficially owned by a Person pursuant to Rule 13d-3(d)(1)(i) as a result of any preemptive rights prior to the closing of the issuance of New Securities that gave rise to such preemptive rights.

“Investor Pro Rata Share” means a number of shares of Class C Common Stock or Class C-1 Common Stock, as applicable, rounded up to the nearest whole Share, determined by multiplying (i) the number of New Securities that the Company issued or proposes to issue on the relevant issuance date by (ii) a fraction, the numerator of which is the Applicable Percentage and the denominator of which is one (1) minus the Applicable Percentage as of such date (in each case, with Applicable Percentage calculated without taking into account the New Securities referenced in the foregoing clause (i)). For the avoidance of doubt, (1) any Investor Pro Rata Share shall be calculated as of immediately prior to the time of the applicable issuance of New Securities and (2) the number of New Securities proposed to be issued shall not include any shares of Class C Common or Class C-1 Common Stock to be issued to the Investor.

“Investor Rights Termination Date” has the meaning set forth in Section 3.1(c).

“Investor Shares” means, collectively and without duplication, (i) any Investor Initial Shares, (ii) any shares of Class C Common Stock or Class C-1 Common Stock received by the Investor or any Permitted Transferee in connection with any stock split, subdivision, stock dividend, distribution, recapitalization or similar transaction and (iii) any other shares of Class C Common Stock or Class C-1 Common Stock then Beneficially Owned by the Investor or any Permitted Transferee that were not acquired by the Investor or such Permitted Transferee in violation of the Investor’s obligations under this Agreement.

“Investor Sub” has the meaning set forth in the Preamble.

“Investor WAP” has the meaning set forth in Section 5.1(c).

“Investors’ Rights Agreement” means the Ninth Amended and Restated Investors’ Rights Agreement, dated as of the date hereof, by and among the Company, the Persons listed on Exhibit A thereto, any “Additional Investors” (as defined therein) and, solely for the purposes set forth therein, the Investor and Investor Sub, as such agreement may be amended from time to time.

“IPO” means a “Qualified IPO” as defined in the Certificate of Incorporation.

“IPO Election Deadline” has the meaning set forth in Section 4.1(b).

“IPO Election Notice” has the meaning set forth in Section 4.1(b).

“IPO Lock-Up Period” means one hundred and eighty (180) days from the effective date of the filing of the registration statement in an initial IPO plus any additional period to the extent required by FINRA rules or, if earlier, March 15 of the calendar year following the calendar year in which the IPO occurs.

“IPO Preemptive Rights Notice” has the meaning set forth in Section 4.1(b).

“IPO Price” has the meaning set forth in Section 4.1(b).

“IPO RSU Shares” has the meaning set forth in Section 5.1(f)(ii).

“Issue Price” means the price per share equal to (i) in connection with any sales of Common Stock or Common Stock Equivalents for cash (whether in connection with an Underwritten Offering or otherwise), the cash price paid for such stock or Common Stock Equivalents by investors, (ii) in connection with the issuance of shares of Common Stock or Common Stock Equivalents as consideration in an acquisition by the Company following an IPO or a Qualified Direct Listing if the Company’s Shares are then publicly listed on a trading market, the average of the VWAP of the shares of stock for the ten (10) consecutive complete Trading Days ending on (and including) the third (3rd) Trading Day immediately preceding (a) the date upon which definitive agreements with respect to such acquisition were entered into (to the extent the exchange ratio is known on that date or any fixed number of Shares to be issued in such transaction is known on that date), or (b) such later date or dates on which the consideration, or any applicable portion thereof (excluding any post-closing “earn-outs”, indemnification or similar contingent payout or reduction), issuable in such transaction becomes fixed, and (iii) in all other cases, the lower of (A) the fair market value of the applicable New Securities on the date of issuance as determined by the Board reasonably and in good faith and (B) if a Material Issuance was consummated within the previous ninety (90) days, the Material Issuance Valuation of such Material Issuance.

“Law” means any foreign or domestic federal, state or local law, statute, consent agreement, constitution, treaty, ordinance, regulation, rule, code, official interpretation or other interpretative material, or other requirement or rule enacted or promulgated by any Governmental Body, including any Order and any listing agreement with or the listing rules of a national securities exchange.

“License Agreement” means that Intellectual Property License Agreement, dated as of the date hereof, by and between the Company and the Investor.

“Lock-Up Expiration Date” has the meaning set forth in Section 7.2(a).

“Lock-Up Period” has the meaning set forth in Section 7.1(b).

“M&A Convertible Securities” has the meaning set forth in Section 5.1(f).

“Majority Board Approval” has the meaning set forth in Section 2.1(d).

“Material Issuance” has the meaning set forth in Section 5.1(c).

“Material Issuance Valuation” has the meaning set forth in Section 5.1(b).

“Material Uncured Non-Compete Breach” means the occurrence of a material breach by the Investor of Section 3.1(a) which the Investor has not cured within thirty (30) days after receiving written notice from the Company describing such breach in reasonable detail.

“Measurement Time” means each of (i) the time immediately following the consummation of (A) any issuance of New Securities after the exercise or expiration of any and all rights of first offer of the Major Holders and Series E Major Holders (each as defined in the Investors’ Rights Agreement) pursuant to Section 4.1 of the Investors’ Rights Agreement (or any relevant successor provision), (B) any exercise by the Company of its option to purchase Redemption True-Up Shares or TO True-Up Shares in accordance with Section 5.1 and Section 5.2, respectively, and (C) any Transfer by the Investor or any Upstream Affiliate of any of its Capital Securities other than to a Permitted Transferee (including to the Company pursuant to Section 7.4) and (ii) 11:59 PM, Pacific Time, on each True-Up Date and TO True-Up Date.

“Negotiation Period” has the meaning set forth in Section 9.7(a).

“New Securities” means, without duplication, any shares of Common Stock or Common Stock Equivalents, whether now authorized or not (but, for the avoidance of doubt, excluding any Common Stock Equivalents that are rights, agreements, options or warrants to acquire, directly or indirectly, such shares of Common Stock or Common Stock Equivalents (i) provided that such rights, agreements, options and/or warrants do not afford the holder(s) thereof any rights of, or rights that are substantially similar to the rights of, a holder of capital stock (including rights to receive dividends other than Permitted Adjustments) and (ii) to the extent and for so long as any such rights, agreements, options and/or warrants have not been exercised or otherwise converted into Common Stock or Common Stock Equivalents that satisfy the criteria set forth in the foregoing clause (i)), excluding:

(i) any Shares issued to the Investor;

(ii) any Equity Award Shares and Special Equity Awards;

(iii) shares of Common Stock issued or to be issued upon conversion of Preferred Stock outstanding as of immediately prior to the execution of this Agreement and disclosed to the Investor in the Purchase Agreement or that would give rise to a right to an issuance pursuant to Sections 1.3(c) or 1.3(d) of the Purchase Agreement;

(iv) any shares of Common Stock or Common Stock Equivalents issued or to be issued in connection with any stock split, dividend or recapitalization which stock split, dividend or recapitalization does not reduce the Investor Percentage or Applicable Percentage;

(v) any shares of Common Stock or Common Stock Equivalents issued or to be issued pursuant to Section 4.1 of the Investors’ Rights Agreement (or any relevant successor provision) which issuance of shares of Common Stock or Common Stock Equivalents does not reduce the Investor Percentage; and

(vi) any right, agreement, option or warrant to acquire any security convertible into the securities excluded from the definition of New Securities pursuant to clauses (i) through (v) above.

“Non-Compete Termination Notice Date” has the meaning set forth in Section 3.1(b).

“Non-Investor Director” means any member of the Board that is not an Investor Director.

“Offered Securities” has the meaning set forth in Section 7.4(a).

“Offer Notice” has the meaning set forth in Section 7.4(a).

“Order” means, with respect to any Person, any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency, other Governmental Body or arbitrator binding upon such Person.

“Oversubscribed Shares” has the meaning set forth in Section 4.1(h).

“Party” or “Parties” has the meaning set forth in the Preamble.

“Permitted Adjustment” means a distribution or dividend made, paid or set aside to or in respect the vested portion of the Company’s options or restricted stock units in connection with an equitable adjustment in accordance with the terms of the incentive plan associated therewith in an amount, determined in good faith by the Board (after consultation with legal and financial advisors), substantially equivalent to what the holder thereof would have received had such other options or restricted stock units been exercised or settled for Shares on the record date of the distribution or dividend.

“Permitted Buyout Offer” has the meaning set forth in Section 6.2(b).

“Permitted Transfer” means any Transfer to a Permitted Transferee or any Transfer in accordance with and as expressly permitted by Article 5 and Sections 7.2, 7.3 and 7.4.

“Permitted Transferee” means, with respect to any Person, a direct or indirect wholly owned Subsidiary of such Person; provided, that if such Subsidiary ceases to be wholly owned, such Subsidiary shall thereupon without any action by any other Person cease to be a Permitted Transferee.

“Permitted Use” has the meaning set forth in Section 8.1.

“Person” means any corporation, association, joint venture, partnership, limited liability company, organization, business, individual, trust, Governmental Body, other legal entity or natural person.

“Preferred Stock” means any shares designated as such in the Certificate of Incorporation.

“Preemptive Rights Notice” has the meaning set forth in Section 4.1.

“Preliminary Price Range” has the meaning set forth in Section 4.1(b).

“Preliminary Prospectus” has the meaning set forth in Section 4.1(b).

“Public Offering” means any public offering and sale of shares of Common Stock or Common Stock Equivalents of the Company, one of its Subsidiaries, or their respective successors for cash pursuant to an effective registration statement (other than on Form S-4, S-8 or a comparable form) under the Securities Act.

“Purchase” has the meaning set forth in the Recitals.

“Purchase Agreement” has the meaning set forth in the Recitals.

“Purchased Shares” has the meaning set forth in the Recitals.

“Qualified Direct Listing” has the meaning set forth in the Investors’ Rights Agreement.

“Qualified Sale” means a Sale of the Company to a Third Party Buyer in which (i) such Third Party Buyer is not an Investor Competitor (or is an Investor Competitor, if both (x) the Company has complied in all material respects with its obligations then in effect under Section 7.3 and (y) the Investor has delivered a Qualified Sale Participation Notice in connection with such Sale of the Company, even if the Investor or its Affiliates subsequently withdrew therefrom) and (ii) immediately following such Sale of the Company, (A) the Investor is afforded the right to retain all rights, title and interest in or to the Investor Shares owned by the Investor immediately prior to such Sale of the Company (or is granted the right to own equivalent economic and voting interests in such Third Party Buyer or its successor resulting from the transaction), (B) there shall not be any change to the rights and privileges of the Investor set forth in the Constituent Documents which are adverse to the Investor in any material respect and (C) the relative rights, preferences and privileges of all Investor Shares owned by the Investor immediately prior to such Sale of the Company remain the same in all material respects.

“Qualified Sale Notice” has the meaning set forth in Section 7.3(a).

“Qualified Sale Participation Notice” has the meaning set forth in Section 7.3(a).

“Qualified Sale Pendency Period” means the period commencing with the delivery of a Qualified Sale Notice to the Investor and expiring upon the earliest to occur of (A) the Investor’s failure to deliver a Qualified Sale Participation Notice within ten (10) Business Days of delivery of a Qualified Sale Notice, (B) the Investor’s written notice to the Company that it does not wish or no longer wishes to participate in the process of which it was notified, C) execution and delivery of definitive agreements with respect to a Qualified Sale following compliance by the Company with the obligations set forth in Section 7.3(a) and (D) the Company terminating all negotiations with respect to a Qualified Sale.

“Redemption True-Up” has the meaning set forth in Section 5.1(b).

“Redemption True-Up Shares” has the meaning set forth in Section 5.1(b).

“Related Party Transaction” means, with respect to any natural person, any transaction in an amount exceeding $120,000, and, with respect to any Person which is not natural person, any material transaction, between the Company or any of its Subsidiaries, on the one hand, and (i) any member of the Board, (ii) any individual appointed by the Board as an executive officer of the Company, (iii) Ploom Investment, LLC, (iv) JL Special LLC, (v) the Investor or (vi) any Affiliate of any such Person described in any of clauses (i) through (v) that is at least thirty percent (30%) Beneficially Owned by such Person (each such Person, a “Related Party”), on the other hand, excluding (A) any such transaction entered into in the ordinary course of business, including for the avoidance of doubt, reimbursement of ordinary course expenses; (B) employee compensation that has been approved by the Compensation Committee of the Board; (C) the sale by a Related Party to the Company of equity securities in connection with a “secondary” repurchase or similar liquidity program sponsored by the Company and offered to the Company’s Stockholders in general; (D) the indemnification, defense and holding harmless of any officer or director of the Company or its Subsidiaries in their capacity as such pursuant to (x) contractual rights in effect as of the date hereof, rights under the Constituent Documents or rights under applicable Law (including, in each case, the advancement of expenses to the extent provided thereby and the settlement of any claims with respect thereto) or (y) any grant or amendment of any such rights after the date hereof that generally apply to all executive officers or directors, as applicable; (E) dividends payable in accordance with the Certificate of Incorporation; provided, however, that any dividends except the Cash Distribution which are not payable pro rata in respect of each class or series of Shares outstanding on the date hereof shall be deemed to be Related Party Transactions; (F) customary transactions to effect an IPO or a Qualified Direct Listing, to the extent such transactions are authorized pursuant to Section 5 of the Voting Agreement; (G) purchases of Capital Securities (including for the avoidance of doubt any convertible indebtedness of the Company) pursuant to the exercise of any preemptive rights, rights of first offer, rights of first refusal or similar rights under the Constituent Documents or Contracts of the Company in effect as of the date hereof; (H) expressly contemplated by any Constituent Document and in compliance with the applicable terms and conditions thereof; or (I) otherwise authorized by the Board which transaction applies generally to the Stockholders and does not materially disproportionately benefit a Related Party relative to the other Stockholders (it being acknowledged and agreed that transactions in which a Related Party receives a benefit that is larger on an absolute basis but in proportion to such Person’s relative economic ownership is not a materially disproportionate benefit hereunder).

“Representative” of a Person shall mean such Person’s directors, managers, officers, employees, agents and other authorized representatives (including attorneys, accountants, consultants, financing sources, bankers and financial and other professional advisors).

“ROFO Assignee” has the meaning set forth in Section 7.4(b).

“ROFR and Co-Sale Agreement” means the Ninth Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of the date hereof, by and among the Company, the Investor, Investor Sub, Adam Bowen and James Monsees, the Persons listed on Exhibit A thereto and any Person who becomes a party thereto pursuant to Section 23 thereof, as such agreement may be amended from time to time.

“Rule 144” means Rule 144 (or any successor provisions) under the Securities Act.

“Sale of the Company” means either: (i) a Stock Sale or (ii) or a transaction that qualifies as a Deemed Liquidation Event.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Services Agreement” means the Services Agreement, dated as of the date hereof, by and between the Company and the Investor.

“Shares” means, collectively, the Common Stock and the Preferred Stock.

“Shortfall TO” has the meaning set forth in Section 5.2(b).

“Special Equity Awards” means, without duplication, (i) Shares issued pursuant to Vested Convertible Securities (as defined in the True-Up Convertible Security), (ii) Shares issued pursuant to the True-Up Convertible Security, (iii) seventy-six percent (76%) of any Unvested Securities Adjusted Issuance Amount (as defined in the True-Up Convertible Security), (iv) Unvested Shares outstanding as of the Closing (and any Shares issued upon conversion or settlement thereof), (v) M&A Convertible Securities (and other such issuances upon Sale of the Company in which an acquirer acquires one hundred percent (100%) of the then outstanding Shares) and (vi) IPO RSU Shares.

“Stockholder” means any holder of any Shares or rights, agreements, options or warrants to purchase or acquire Shares or any Person who is otherwise obligated to purchase or acquire Shares.

“Stock Sale” means a transaction or series of related transactions in which a Person or group (as that term is used in Rule 13d-5 as promulgated under the Exchange Act) acquires Beneficial Ownership of shares which, when aggregated with any shares already Beneficially Owned by such Person or group, represent more than fifty percent (50%) of (i) the outstanding voting power of the Company’s then outstanding Voting Shares or (ii) the then outstanding Shares.

“Subsidiary” means, with respect to any Person, any other Person, whether incorporated or unincorporated, of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such other Person is, directly or indirectly through Subsidiaries or otherwise, Beneficially Owned by such first Person.

“Third Party Buyer” means any Person other than a Party hereto.

“TO Investor WAP” has the meaning set forth in Section 5.2(b).

“TO Option Period” means any period during which TO Option Shares are outstanding.

“TO Option Shares” has the meaning set forth in Section 5.2(b).

“TO Option Shares Calculation” has the meaning set forth in Section 5.2(c).

“TO Price Shortfall” has the meaning set forth in Section 5.2(b).

“TO True-Up” has the meaning set forth in Section 5.2(a).

“TO True-Up Date” has the meaning set forth in Section 5.2(a).

“TO True-Up Shares” has the meaning set forth in Section 5.2(a).

“Trading Day” means a day on which any listed class of shares of Common Stock (i) are not suspended from trading on the exchange which serves as the primary trading market for the shares of Common Stock at 5:00 PM in the location in which such exchange is located and (ii) have traded at least once on such exchange.

“Transfer” means, with respect to any Capital Securities, any sale, distribution, exchange, assignment, transfer, conveyance, pledge, hypothecation or other encumbrance or disposition of such Capital Securities or any legal, economic or beneficial interest in such Capital Securities, whether or not for value, whether directly or indirectly or whether voluntarily or involuntarily, or by operation of law, including (x) a transfer of any Capital Securities to a broker or other nominee (regardless of whether there is a corresponding change in Beneficial Ownership), (y) the transfer of, or entering into any agreement, arrangement or understanding, whether or not in writing, with respect to, Voting Control (as defined below) over such Capital Securities by proxy or otherwise or (z) the entry into any swap or other agreement, arrangement or understanding, whether or not in writing, that, directly or indirectly, transfers, conveys or otherwise disposes of, the economic benefits or risks that correspond substantially to the ownership of such Capital Securities, including option transactions or the use of equity or other derivative financial instruments and other hedging arrangements; provided, however, that the following shall not be considered a “Transfer”:

(i)	any Investor Change in Ownership (including any Investor Change in Control);

(ii)

the granting of a revocable proxy to a natural person designated or approved by (a) both the holder of such Capital Securities and the Board to act as such holder’s proxy or (b) the holder of such Capital Securities with specific direction to vote the Capital Securities as directed by such holder, and without discretion, as such holder’s proxy;

(iii)

the pledge of Capital Securities by a stockholder that creates a security interest in such Capital Securities pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to have full Voting Control over such pledged Capital Securities; provided, however, that the foreclosure on such Capital Securities or other similar action by the pledgee shall constitute a “Transfer”; or

(iv)	entering into any Constituent Document and taking any action permitted thereby or required therein.

“Transferred” and “Transferee” and words of similar import shall each have a correlative meaning to the term “Transfer.”

“True-Up Convertible Security” has the meaning set forth in the Purchase Agreement.

“True-Up Date” means the date that is twenty (20) Business Days following the beginning of each Fiscal Quarter (unless a tender offer for Capital Securities, launched by the Company, is ongoing or was closed less than fifteen (15) days prior to such twentieth (20th) Business Day of such Fiscal Quarter, in which case fifteen (15) days following the close of such tender offer, if later than such twentieth (20th) Business Day).

“Underwritten Offering” means a registration with the SEC of New Securities in which such securities are sold to an underwriter or underwriters on a firm commitment basis for reoffering to the public.

“Unvested Shares” has the meaning set forth in the Purchase Agreement.

“Unvested Shares Forfeiture Amount” has the meaning set forth in Section 5.1(e).

“Upstream Affiliate” means any Person or a group (as that term is used in Rule 13d-5 as promulgated under the Exchange Act) that Beneficially Owns:

(i)

forty percent (40%) or more of the voting power of all then outstanding voting equity securities of the Investor; provided, that, as used in Section 6.1 and Section 7.11, the prior reference to “forty percent (40%) or more” shall be deemed to be a reference to “more than fifty percent (50%)”; or

(ii)

as used in Section 3.2, Section 6.1 and Section 7.11, if such Person or group has entered into a written Contract with the Investor pursuant to which such Person or group is entitled to designate, and has actually designated, in its sole discretion, a majority of the then-serving members of the Investor’s board of directors without any restriction or requirement that any such designees must not be affiliated with such Person, or must satisfy independence criteria in relation to the Investor, then the prior reference to “forty percent (40%) or more” shall be deemed to be a reference to “thirty percent (30%) or more”.

“U.S. GAAP” means, as of any given time, generally accepted accounting principles in the United States in effect as of such time.

“UW Shortfall Shares” has the meaning set forth in Section 4.1(b).

“Voting Agreement” means the Eighth Amended and Restated Voting Agreement, dated as of the date hereof, by and among the Company, the Investor, Investor Sub, the Persons listed on Exhibit A thereto, Adam Bowen and James Monsees and any Person who becomes a party thereto pursuant to Section 10(j) thereof, as such agreement may be amended from time to time.

“Voting Control” has the meaning set forth in the Certificate of Incorporation.

“Voting Shares” means securities of the Company that are entitled to vote in the election of the Board.

“VWAP” means a price per share of shares of Common Stock that are publicly traded equal to the volume-weighted average price of trades in such shares of Common Stock on the primary trading market for such shares for a period of consecutive Trading Days as reported by Bloomberg L.P. (“Bloomberg”) (or, if Bloomberg is not available for any reason, any successor to, or substitute for, Bloomberg providing trading reports for such shares).

“Withheld Distributions” has the meaning set forth in Section 7.1(d).

Section 1.2. Interpretation.

(a) The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel. Whenever this Agreement shall require a Party to take an action, such requirement shall be deemed an additional undertaking by such Party to, as necessary or appropriate, cause it and its Subsidiaries and Affiliates, to effect such action or take appropriate measure to permit the implementation of such action. Whenever any action must be taken under this Agreement on or by a day that is not a Business Day, then that action may be validly taken on or by the next day that is a Business Day.

(b) Except as expressly stated in this Agreement, (i) when a reference is made in this Agreement to “Preamble”, “Recital,” “Section,” “Exhibit” or “Schedule,” such reference shall be to a Preamble, Recital or Section of, or Schedule or Exhibit to, this Agreement; (ii) the words “include,” “includes,” “including” or words of similar import that are used in this Agreement shall be deemed followed by the words “without limitation”; (iii) references to any Person shall include such Person and its successors, permitted assigns and transferees; (iv) references to “$” or “dollars” mean the lawful currency of the United States of America; (v) all references to any agreement (including this Agreement), document, statute, rule or regulation are to such agreement, statute, rule or regulation as amended, varied, novated, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and all references to any section of any statute, rule or regulation include any successor to the section; (vi) references to “the date hereof” shall mean the date of this Agreement; (vii) financial terms shall have the meanings given to such terms under U.S. GAAP; (viii) references to a Person’s consent, approval and similar terms shall be deemed to be in such Person’s sole discretion unless another standard is expressly specified; and (ix) references to “Affiliates,” “Subsidiaries,” “Representatives,” “Stockholders,” “Covered Person,” or to other Persons referred to herein include other Persons which from time to time constitute “Affiliates,” “Subsidiaries,” “Representatives,” “Stockholders,” “Covered Person,” or such other Persons referred to herein of such specified Person, as the case may be, and do not include, at any particular time, other Persons that may have been, but at such time have ceased to be, “Affiliates,” “Subsidiaries,” “Representatives,” “Stockholders,” “Covered Person,” or such other Persons referred to herein as the case may be, of such specified Person, except to the extent that any such reference specifically provides otherwise.

(c) Unless otherwise indicated to the contrary by the context or use thereof: (i) references in this Agreement to “writing” or comparable expressions include references to facsimile transmission or comparable means of communication (including electronic mail); provided, that the sender complies with Section 9.9; (ii) words in the singular shall include the plural and vice versa, and words of one gender shall include the other genders, in each case, as the context requires; (iii) the words “hereof”, “herein”, “hereto”, and “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any provision of this Agreement; (iv) “extent” in the phrase “to the extent” is deemed to refer to the degree to which a subject or other items extends and shall not simply mean “if”; and (v) “or” is used in the inclusive sense of “and/or”.

ARTICLE 2

GOVERNANCE AND PROTECTIVE PROVISIONS

Section 2.1. Governance Provisions.

(a) Conditional Resignation Letters. Prior to the time that any Person designated to the Board pursuant to Section 2 of the Voting Agreement becomes a member of the Board, such Person shall tender (and the Investor shall take all action to cause each such Person who is an Investor Director to tender) a conditional resignation letter to the Board to the effect that such Person will in accordance with the procedures set forth in the Voting Agreement resign as a member of the Board effective as and conditioned upon the occurrence of the date such Person ceases to be entitled to be designated to serve as a director to the Board. In the event the Investor ceases to be entitled to designate a portion of the then-sitting Investor Directors, the Investor shall be entitled to select which of such conditional resignation letters shall thereupon become effective and be accepted by the Board in accordance with the procedures set forth in Section 2 of the Voting Agreement.

(b) Compliance with Policies. During each such period in which any Investor Director is a member of the Board or the Investor has designated an Investor Observer, the Investor shall use its reasonable best efforts to cause each such designee to comply with the same director qualification requirements set forth in the Certificate of Incorporation, the By-Laws, and all policies, procedures, processes, codes, rules, standards and guidelines that are applicable to members of the Board generally, including the Company’s code of business conduct and ethics, related person transactions approval policy, any securities trading policies, Board confidentiality policy and corporate governance guidelines, and recusal and conflict of interest policy, and to preserve the confidentiality of the Company’s business information, including the discussions of matters considered in meetings of the Board; provided, that, subject to his or her fiduciary duties to the Company and to applicable Law and the terms of Section 8.1, any Investor Director may disclose information he or she obtains while serving as a member of the Board to the Investor; provided, further, that each Investor Director shall have the same rights, benefits and obligations, including with respect to insurance, indemnification and exculpation, as are applicable to all independent directors of the Company.

(c) Recusal. Notwithstanding anything to the contrary herein, (x) the Investor shall cause each Investor Director and Investor Observer to recuse himself or herself from all deliberations of the Board and any committee thereof with respect to which the Company has provided an advance written notice in accordance with this Section 2.1(c), (y) the Board may exclude any such Investor Director and Investor Observer from portions of any Board or committee meeting (including through the appointment of a committee which does not include any Investor Directors or Investor Observer) and (z) the Company shall have no obligation to provide any such Investor Director or Investor Observer with any information, regarding any of the following (and in each case, as determined by the Board (excluding any Investor Directors and Investor Observer) in its reasonable judgment):

(i) any matter arising from or relating to the relationship or any Contract or other agreement or arrangement, or any other matter in which there is a material conflict of interest, including any matter set forth in Section 6.1, between the Company (or its Affiliates), on the one hand, and Investor (or its Affiliates), on the other hand; or

(ii) (x) any matter arising from or relating to Sections 6.1, 6.2(b) or 7.3 or (y) any Sale of the Company or similar extraordinary transaction with respect to the Company or its Affiliates in which the Investor or its Affiliates is or may become a party (unless the Investor, pursuant to an irrevocable written notice, confirmed to the Company that it will not participate in, or make a proposal during the pendency of, any process relating to such Sale of the Company or similar extraordinary transaction).

Notwithstanding the foregoing, the Company shall provide the Investor with advance written notice of any circumstances in which the Board proposes to exclude the Investor Directors or Investor Observer from any portion of any Board or committee meeting or form a committee that does not include any Investor Directors or Investor Observer, which notice shall include the general nature of the matter(s) forming the basis of such proposed action. The Company shall ensure that the Investor Directors or Investor Observer are given reasonable notice of and opportunity to participate in any portion of a meeting of the Board or a committee thereof as to which their recusal was not required.

(d) Voting. Subject to Section 2.1(e), (x) any action taken by the affirmative vote of a majority of the directors present at a meeting at which a quorum is present shall be deemed the valid action of the Board and (y) any action required or permitted to be taken at any meeting of the Board may be taken without a meeting, if all directors consent thereto in writing, and such writing or writings are filed with the minutes of proceedings of the Board (subject to Section 2.1(e), any action taken pursuant to the preceding clauses (x) or (y) constituting “Majority Board Approval”).

(e) Additional Approval Rights.

(i) Until the earlier of (x) the IPO or (y) a Qualified Direct Listing, (A) Majority Board Approval of a Related Party Transaction that involves the Investor or any of its Affiliates, shall also require the affirmative vote of a majority of the Disinterested Directors then in office and (B) Majority Board Approval of a Related Party Transaction that does not involve the Investor or any of its Affiliates, shall also require either (1) the affirmative vote of a majority of the Disinterested Directors then in office or (2) a majority of the Investor Directors then in office;

(ii) Until the first date on which the Applicable Percentage is less than thirty percent (30%), advance written approval of the Investor shall be required with respect to any of the following actions, in addition to Majority Board Approval and any other approvals required by applicable Law and the Constituent Documents:

(A) Other than in a Qualified Sale, (i) issuing to an Investor Competitor a number of Capital Securities that is, or upon exercise or conversion thereof would be, in excess of four and nine-tenths percent (4.9%) of either the aggregate (a) number of Shares then outstanding or (b) outstanding voting power of the Voting Shares then outstanding; (ii) granting an Investor Competitor any right to designate a Person to serve on the Board; or (iii) granting an Investor Competitor any special governance or consent rights;

(B) entering into the business of selling, marketing, distributing, supplying or offering for sale cannabis products in any geographic region wherein such action would violate applicable Law;

(C) (i) changing the Company’s independent auditors other than to one of the Big Four Accounting Firms or (ii) making material discretionary changes to the Company’s material accounting policies, except (x) as required by GAAP or in response to SEC guidance or (y) as is recommended by any Big Four Accounting Firm that is serving as the independent auditor of the Company;

(D) becoming voluntarily subject to any proceeding under any domestic or foreign bankruptcy law; and

(E) dissolving or liquidating, or taking any corporate action to effectuate a dissolution or liquidation; and

(iii) Majority Board Approval of any Related Party Transaction between the Company or its Subsidiaries, on the one hand, and the Investor or any of its Affiliates, on the other hand, other than pursuant to any Contract previously approved pursuant to this Section 2.1(e)(iii) or entered into in connection with the transactions contemplated by the Purchase Agreement and this Agreement shall also require the affirmative vote of a majority of the Non-Investor Directors then in office.

Section 2.2. Protective Provisions.

(a) Until the first date on which the Applicable Percentage is less than thirty percent (30%), the Company shall not, without first obtaining the advance written approval of the Investor, authorize, approve or otherwise engage in any transaction, or take any action (including consenting to, registering or otherwise recognizing the validity of any Transfer of Shares by any Stockholder (as defined in the ROFR and Co-Sale Agreement)), which would, other than in connection with a Qualified Sale:

(i) effect (i) a Sale of the Company or (ii) a sale of all or substantially all of the Company’s operations outside of the United States; or

(ii) result in any Investor Competitor Beneficially Owning more than four and nine-tenths percent (4.9%) of either the aggregate (i) number of Shares then outstanding or (ii) outstanding voting power of the Voting Shares.

Following the issuance of Class C Common Stock to the Investor until the first date on which the Applicable Percentage is less than ten percent (10%), the Company shall not, without first obtaining the advance written approval of the Investor, (A) (i) increase the authorized size of the Board without proportionally increasing the number of seats the Investor has the right to designate or (ii) decrease the authorized size of the Board in a manner which would reduce the number of seats the Investor has the right to designate, in each case, except consistent with the terms of this Agreement and as provided in the Certificate of Incorporation and the Voting Agreement or (B) increase the authorized size of the Board to more than fifteen (15) directors.

Section 2.3. Termination of Governance and Protective Provisions. All rights and obligations under (a) Section 2.1 shall automatically terminate and be of no further force and effect in accordance with the terms of Section 3.1(b) and Section 3.2(a)(i) and (b) Section 2.2 shall automatically terminate and be of no further force and effect in accordance with the terms of Section 3.1(c)(i), Section 3.2(a)(ii) and Section 3.2(c).

ARTICLE 3

NON-COMPETE

Section 3.1. Direct Non-Compete.

(a) (i) As of and following the date hereof, with respect to such activities anywhere in the world (other than in the U.S. and in its territories) and (ii) as of and following the earlier of (x) the date on which the Investor actually commences providing any Extended Services (as defined in the Services Agreement) and (y) December 20, 2019, with respect to such activities anywhere in the U.S. and in its territories and, in each case, until the later of (A) the six (6) month anniversary of the Non-Compete Termination Notice Date or (B) the termination or expiration of the Term (as set forth in the Services Agreement), the Investor shall not, and shall cause its Subsidiaries and controlled Affiliates not to, directly or indirectly: (1) own, manage, operate, control, engage in or assist others in engaging in, the e-Vapor Business; (2) take actions with the purpose of preparing to engage in the e-Vapor Business, including through engaging in or sponsoring research and development activities; or (3) Beneficially Own any equity interest in any Person, other than an aggregate of not more than four and nine-tenths percent (4.9%) of the equity interests of any Person which is publicly listed on a national stock exchange, that engages directly or indirectly in the e-Vapor Business (other than (x) as a result of the Investor’s Beneficial Ownership of Shares or (y) engagement in, or sponsorship of, research and development activities not directed toward the e-Vapor Business and not undertaken with the purpose of developing or commercializing technology or products in the e-Vapor Business) (all such actions set forth in clauses (1) through (3), to “Compete” or “Competition”). Notwithstanding the foregoing, (x) the Investor and its Subsidiaries and controlled Affiliates may engage in the business relating to (I) its Green Smoke, MarkTen (or Solaris, which is the non-U.S. equivalent brand of MarkTen) and MarkTen Elite brands, in each case, as such business is presently conducted, subject to Section 4.1 of the Purchase Agreement, and (II) for a period of sixty (60) days commencing on the date of this Agreement, certain research and development activities pursuant to existing agreements with third parties that are in the process of being discontinued, (y) holding, managing and monitoring the Investor’s and its Subsidiaries’ investments in the Persons listed in Schedule 2 hereto (including nominating, designating and/or electing members of the boards of directors or similar governing bodies thereof (who may include current and former officers and directors of the Investor and its subsidiaries, provided that any current officer or director of the Investor serving in such capacity shall recuse himself or herself with respect to matters coming before such board of directors or governing body that involve Competition with the Company, so long as the Investor is subject to the non-competition obligations of this Section 3.1(a)) in which the Investor and/or its Subsidiaries have an existing investment as of the date of this Agreement shall not be deemed to breach the Investor’s obligations under this Agreement (provided, that if and for so long as such Person materially Competes, the Investor and/or such Subsidiaries shall not authorize, approve or otherwise engage in any transaction which would result in any increase in the amount of shares of capital stock or outstanding voting power Beneficially Owned by the Investor and/or such Subsidiaries relative to immediately prior to such Person materially Competing; provided, further, that notwithstanding the foregoing proviso, the Investor shall be permitted in any event to increase its ownership to the extent necessary to maintain equity accounting with respect to any such investment with respect to which the Investor uses equity accounting as of the date hereof) and (z) for the avoidance of doubt, discussions among the Investor’s board of directors, officers and advisors relating broadly to the tobacco industry and the Investor’s overall corporate strategy, competitive landscape and the impact of companies engaged in the e-Vapor Business thereon shall not be deemed to breach the Investor’s obligations under this Agreement so long as such Persons do not take actions in violation of the preceding provisions of this Section 3.1(a).

(b) From and after the later of (i) the six (6) month anniversary of receipt by the Company of irrevocable written notice by the Investor of its intent to terminate all obligations under Section 3.1(a), which notice (x) while the Services Agreement remains in effect, may not be delivered earlier than six (6) months prior to the then applicable Discretionary Termination Date and (y) may be delivered at any time following the expiration or termination of the Term (as set forth in the Services Agreement) (the date of receipt of such written notice, the “Non-Compete Termination Notice Date”) and (ii) the expiration or termination of the Term (as set forth in the Services Agreement), such obligations shall automatically terminate and be of no further force and effect. From and after the Non-Compete Termination Notice Date, all rights and obligations of the Parties set forth under Section 2.1 and the rights of the Investor to designate the Investor Directors and the Investor Observer pursuant to the Voting Agreement or the Certificate of Incorporation shall automatically terminate and be of no further force and effect, and the Investor’s rights with respect to Section 8.3 shall apply solely pursuant to Section 8.3(a) and Section 8.3(b) to the extent necessary (x) to prepare requisite filings with the SEC under applicable securities Laws and (y) to respond to audit requirements under applicable Law or other regulatory or tax requirements. Notwithstanding anything to the contrary in this Article 3, upon the Non-Compete Termination Notice Date, the Investor may prepare to engage in the e-Vapor Business, including through research and development activities, but shall otherwise remain subject to Section 3.1(a) until the six (6) month anniversary of the Non-Compete Termination Notice Date.

(c) From and after the earlier of (i) the six (6) month anniversary of the Non-Compete Termination Notice Date and (ii) the occurrence of a Material Uncured Non-Compete Breach (the earlier of the preceding clauses (i) and (ii), the “Investor Rights Termination Date”):

(i) all rights and obligations of the Parties set forth under Article 4, Sections 2.2, 5.1 (solely with respect to those obligations and rights relating to the Equity Award True-Up set forth therein), 6.2 (other than as set forth in the last sentence of Section 6.2(a)) and 7.3(a), and, to the extent not earlier terminated pursuant to Section 3.1(b), all rights of the Investor to designate the Investor Directors and the Investor Observer pursuant to the Voting Agreement and the Certificate of Incorporation shall automatically terminate and be of no further force and effect; and

(ii) references to the Fixed Vote Percentage in each Constituent Document shall thereafter be disregarded and shall have no further force and effect and each share of Class C Common Stock Beneficially Owned by the Investor shall only be entitled to one vote per share, in accordance with the Certificate of Incorporation.

(d) From and after the Investor Rights Termination Date, the Investor shall, and shall cause its Permitted Transferees to, take all actions set forth in Section 4(b) (other than clause (F) thereof) (but, for the avoidance of doubt, subject to Section 4(c)) of the Voting Agreement with respect to any Sale of the Company approved by (x) Majority Board Approval and (y) a majority of the outstanding voting power of the Company held by Stockholders other than the Investor and its Affiliates. For the avoidance of doubt, the obligation to take such actions shall survive any termination of the Voting Agreement.

Section 3.2. Indirect Non-Compete.

(a) If at any time prior to the Investor Rights Termination Date, any Upstream Affiliate materially Competes (the date such Competition begins at or following such Person becoming an Upstream Affiliate, the “Indirect Non-Compete Termination Date”), then:

(i) all rights and obligations of the Parties set forth in Section 2.1 and all rights of the Investor to designate the Investor Directors and the Investor Observer pursuant to the Voting Agreement and the Certificate of Incorporation shall automatically terminate and be of no further force and effect and the Investor’s rights with respect to Section 8.3 shall apply solely pursuant to Section 8.3(a) and Section 8.3(b) to the extent necessary (x) to prepare requisite filings with the SEC under applicable securities Laws and (y) to respond to audit requirements under applicable Law or other regulatory or tax requirements; and

(ii) all rights and obligations of the Parties set forth in Section 2.2, Section 6.2 (other than as set forth in the last sentence of Section 6.2(a)), and Section 7.3(a) shall automatically terminate and be of no further force and effect.

(b) From and after the Indirect Non-Compete Termination Date, the Investor shall, and shall cause its Permitted Transferees to, take all actions set forth in Section 4(b) (other than clause (F) thereof) (but, for the avoidance of doubt, subject to Section 4(c)) of the Voting Agreement with respect to any Sale of the Company approved by (x) Majority Board Approval and (y) a majority of the outstanding voting power of the Company held by Stockholders other than the Investor and its Affiliates. For the avoidance of doubt, the obligation to take such actions shall survive any termination of the Voting Agreement.

(c) Notwithstanding anything to the contrary in Section 3.2(a), if and for so long as an Upstream Affiliate materially Competes, then such Upstream Affiliate, within thirty (30) days of beginning to materially Compete (or within thirty (30) days of it becoming an Upstream Affiliate, if at the time it entered into a definitive agreement with the Investor, or commenced a tender offer, that would result in it becoming an Upstream Affiliate, it was engaged in material Competition), may provide written notice to the Company agreeing that it will take all actions necessary to cause such material Competition to cease as promptly as reasonably practicable and, in any event, no later than one (1) year following the beginning of such Competition (or, if applicable, the date it became an Upstream Affiliate). If such an Upstream Affiliate delivers such written notice to the Company, then Sections 3.2(a)(ii) and 3.2(b) shall be tolled (and the rights and obligations of the Parties referenced thereunder shall not be modified) during such one (1) year period and such Sections shall not be given effect unless and until such Upstream Affiliate (i) fails to cease such material Competition by the end of such one (1) year period or (ii) earlier abandons its efforts to take all actions necessary to cease such material Competition as promptly as reasonably practicable. If all material Competition by such Non-Controlled Affiliate is terminated within such one (1) year period, all rights and obligations of the Parties which would otherwise have been terminated pursuant to Section 3.2(a)(i) shall continue in full force and effect unless previously terminated pursuant to Section 3.1(c) or until such Upstream Affiliate thereafter materially Competes and causes the occurrence of another Indirect Non-Compete Termination Date (it being understood that the Upstream Affiliate shall not then be permitted to deliver another written notice pursuant to this Section 3.2(c) but shall be entitled to a thirty (30) day cure period to cease materially Competing prior any such Indirect Non-Compete Termination Date occurring). For the avoidance of doubt, nothing in this Article 3 shall in any way modify or limit the Investor’s obligations under the Services Agreement.

(d) Notwithstanding anything to the contrary herein, if and for so long as an Upstream Affiliate materially Competes and has nominated or designated one or more directors who are then serving on the board of directors of the Investor, then the Investor shall cause such directors to be excluded from all deliberations of the Investor’s board of directors and any committee thereof and shall not provide the Upstream Affiliate, any of its Representatives (including such directors) with any information, in each case, regarding any matter arising from or relating to the relationship or any Contract or other agreement or arrangement, or any other matter in which there is a material conflict of interest, including any matter set forth in Section 6.1, between the Company (or its Affiliates), on the one hand, and Investor (or its Affiliates, including Upstream Affiliates), on the other hand.

Section 3.3. Acknowledgements. The Investor acknowledges, and agrees, that (a) it is the legitimate interest of the Company and its Subsidiaries and it is reasonable and necessary for the goodwill and business of the Company and its Subsidiaries that the Investor make the covenants contained in this Article 3 and (b) the Company would not have entered into the Purchase Agreement or this Agreement without the covenants contained in this Article 3. The Investor acknowledges, and agrees, that (i) the type and periods of restriction imposed in this Article 3 are fair and reasonable and are reasonably required in order to protect and maintain the proprietary interests of the Company and its Subsidiaries described above, other legitimate business interests of, and the goodwill associated with, the business of the Company and its Subsidiaries and (ii) the time, scope, geographic area and other provisions of this Article 3 have been specifically negotiated by qualified investors, represented by legal counsel and are given as an integral part of the transactions contemplated by the Purchase Agreement and this Agreement. In the event that any covenant contained in this Article 3 should ever be adjudicated to exceed the time, scope, geographic area, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Article 3 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

ARTICLE 4

PREEMPTIVE RIGHTS

Section 4.1. Preemptive Rights.

(a) In the event that after the date hereof the Company issues, or proposes to undertake an issuance of, New Securities (other than pursuant to an IPO or other underwritten Public Offering in which the Company requests the Investor follow the process described in Section 4.1(b) below), it shall give the Investor written notice not later than ten (10) Business Days following the issuance of the New Securities (the “Preemptive Rights Notice”), describing the number and type of the New Securities, the Issue Price (if known) and the general terms upon which the Company issued or proposes to issue the same. The Investor shall have the right (but not the obligation) to elect to purchase all or any portion of the Investor Pro Rata Share for the Issue Price and upon the other terms specified in the Preemptive Rights Notice (which other terms shall, with respect to representations and warranties, closing conditions, indemnification and registration rights, be no less favorable than those granted to any other Person in connection with the applicable issuance) by giving irrevocable written notice to the Company not later than twenty-five (25) Business Days after the Preemptive Rights Notice is given (or, if later, five (5) Business Days following the determination of the Issue Price and other final terms as set forth in a supplement to the Preemptive Rights Notice). Subject to the last sentence of Section 6.2(a), the closing of the purchase by the Investor of all or any portion of the Investor Pro Rata Share pursuant to this Section 4.1(a) shall be the latest of (i) the closing of such issuance of New Securities, (ii) ten (10) Business Days after the delivery of the notice of election by the Investor, (iii) ten (10) Business Days after receipt of any necessary regulatory approvals, or (iv) such other date as the Company and the Investor agree.

(b) In connection with an IPO, if requested by the Company, the Investor will (i) use commercially reasonable efforts to indicate to the Company its non-binding intention a reasonable period of time prior to the Company’s anticipated filing date of its initial Form S-1 with the SEC, and (ii) provide a binding (subject to the other provisions of this Section 4.1(b)) notice of election (the “IPO Election Notice”) as to its preemptive rights in connection with such IPO no later than three (3) days prior (the “IPO Election Deadline”) to when the preliminary prospectus used in connection with the IPO “roadshow” (the “Preliminary Prospectus”) is printed, provided that the Company has delivered a written notice to the Investor specifying the price range that shall be reflected in the Preliminary Prospectus (the “Preliminary Price Range”) and number of Capital Securities anticipated to be reflected in such Preliminary Prospectus (the “IPO Preemptive Rights Notice”) as early as is reasonably practicable and at least three (3) Business Days prior to the IPO Election Deadline. The IPO Election Notice shall

(i) indicate the Investor’s election as to the number of Shares it wishes to acquire (which may vary based on the price at which such Shares would be acquired within the Binding Price Range; provided, that the amount of Shares being acquired shall not exceed the Investor Pro Rata Share; and provided, further, that the Shares shall be acquired at the IPO Price), including in respect of any “green shoe” or similar supplemental offering being disclosed in the Preliminary Prospectus and the IPO Preemptive Rights Notice and (ii) be binding so long as (x) the final offering price (the “IPO Price”) is no higher than twenty percent (20%) above the high end of the Preliminary Price Range nor lower than ten percent (10%) below the low end of the Preliminary Price Range (the “Binding Price Range”), (y) the aggregate amount of proceeds of the IPO (based on the IPO Price multiplied by the number of Capital Securities sold by the Company and/or the selling securityholders) is no higher than twenty percent (20%) above the proceeds that would have been obtained by selling the number of Capital Securities reflected in the Preliminary Prospectus at the high end of the Preliminary Price Range and (z) the IPO Price has been definitively determined within twenty (20) Business Days after the IPO Election Deadline; provided, that in the event any of the conditions set forth in the foregoing clauses (x), (y) or (z) is not satisfied, the Investor shall be entitled to revoke or revise its IPO Election Notice by no later than 48 hours or one Business Day (whichever is sooner) after the Company provides written notice to the Investor that one or more of the foregoing conditions will not be satisfied.

(c) In the event the equity valuation of the Company implied by the IPO Price increases by more than 20% above the implied valuation at the high end of the Preliminary Price Range or decreases by more than 10% below the implied valuation at the low end of the Preliminary Price Range (regardless of whether the other parameters set forth in Section 4.1(b) are satisfied), the Company shall provide prompt written notice of such change to the Investor, and the Investor shall have forty-eight (48) hours (and at least one (1) Business Day) from receipt of such notice to revoke or revise its IPO Election Notice.

(d) For the avoidance of doubt, (A) upon the Investor’s revocation of its IPO Election Notice pursuant to clause (x) or (y) of Section 4.1(b) or pursuant to Section 4.1(c), the Investor shall be deemed to have declined to exercise in full its right to purchase the Investor Pro Rata Share in the IPO based on the change in terms described therein, but if the Company subsequently materially changes the economic terms of the offering, the Investor shall be entitled to exercise its preemptive right within forty-eight (48) hours of written notice from the Company (which shall include at least one (1) Business Day) of the revised terms of the offering, and (B) the Investor’s purchase of all or a portion of its Investor Pro Rata Share hereunder shall instead be purchased at the IPO Price in a private placement pursuant to Section 4(a)(2) of or Regulation D under the Securities Act and subject to customary terms and conditions for such a private placement with a preexisting investor. The closing of the purchase of all or any portion of the Investor Pro Rata Share pursuant to this Section 4.1(b) shall be (1) the later of (x) the closing of such IPO and (y) two (2) Business Days after receipt of any necessary antitrust or regulatory approvals or (2) on such other date as the Company and the Investor agree. For the avoidance of doubt, any Shares to be acquired by the Investor pursuant to paragraphs (b), (c), (d) and (e) of this Section 4.1 shall be purchased at the IPO Price.

(e) If the Company does not definitively price the IPO with the underwriters prior to expiration of the time period contemplated in clause (z) of Section 4.1(b), the terms of Sections 4.1(b)-(e) shall apply to any subsequent IPO.

(f) The Investor shall be entitled to designate one of its director designees to serve on any pricing or similar committee established in connection with any Public Offering (which, for the avoidance of doubt, shall count toward satisfaction of its right to designate one or more Investor Directors thereto as set forth in the Voting Agreement), and the Company shall keep the Investor reasonably informed of all material developments with respect to the pricing, sizing, structure and other relevant matters with respect to any Public Offering. The Investor shall be provided with copies of any valuation materials or analyses prepared for the Board and senior management of the Company in connection with a Public Offering.

(g) For underwritten Public Offerings other than an IPO, the Investor and the Company shall use commercially reasonable efforts to adhere to the procedures set forth in Section 4.1(b), with appropriate modifications depending on the timeline for such offering, and otherwise cooperate in order to permit disclosure of the Investor’s intentions with respect to its preemptive rights in connection therewith reasonably in advance of such underwritten Public Offering; provided, that no breach of this Section 4.1(g) by the Investor shall give rise to, or operate as, a waiver of diminution of the Investor’s preemptive rights under this Section 4.1 except to the extent set forth in a binding notice delivered by the Investor in its sole discretion.

(h) Oversubscription. To the extent that any purchase pursuant to this Article 4 results in the Investor Percentage exceeding the Applicable Percentage (the number of Investor Shares, rounded down to the next whole share, necessary to cause the Investor Percentage to be equal to the Applicable Percentage, the “Oversubscribed Shares”), (i) the purchase of such Oversubscribed Shares shall be null and void ab initio, (ii) the Company shall refuse to recognize any Transfer of such Oversubscribed Shares for any purpose and shall not reflect in its records any change in record ownership of its Capital Securities reflecting such Oversubscribed Shares and (iii) the Company shall promptly (and, in any event, within ten (10) Business Days) reimburse the Investor the consideration paid in respect of such Oversubscribed Shares. The Investor irrevocably waives (A) all right, title and interest in or to such Oversubscribed Shares, (B) all rights to vote such Oversubscribed Shares and (C) any distributions or dividends in respect thereof.

(i) Permitted Transferees. At the Investor’s direction, the Company shall issue and/or sell any Shares to be acquired pursuant to the exercise of preemptive rights provided by this Article 4 or Equity Award True-Up rights pursuant to Section 5.1 to Investor Sub or another Permitted Transferee. To the extent the Investor is subject to redemption rights of the Company pursuant to Article 5, it shall cause Investor Sub or any other Permitted Transferee holding Investor Shares to comply with the Investor’s obligations (or the applicable portion thereof, as necessary) in respect of any such redemption in accordance therewith.

(j) Equitable Adjustments to Preemptive Rights. In the event the Company issues or redeems Shares and thereafter, but prior to the issuance or redemption of Shares to or from the Investor pursuant to this Article 4 or Article 5, there occurs any stock split, stock combination, dividend (whether in stock, cash, or other assets), reorganization, recapitalization, or other event, the amount of Shares to be so issued or redeemed to or from the Investor shall be equitably adjusted to put the Investor in the same position as it would have been had such Shares been issued or redeemed to or from the Investor prior to such event.

Section 4.2. Termination of Preemptive Rights. All rights and obligations under this Article 4 shall automatically terminate and be of no further force and effect upon the earlier of: (a) such time upon which the Applicable Percentage is less than twenty-five percent (25%) and (b) such time that this Article 4 terminates in accordance with the terms of Section 3.1(c).

ARTICLE 5

TRUE-UP AND TENDER OFFER

Section 5.1. Equity Award and Redemption True-Ups.

(a) If, (i) during the period from the first day of the prior Fiscal Quarter to the first day of the then-current Fiscal Quarter (or, with respect to the Fiscal Quarter ending December 31, 2018, during the period starting on the date of this Agreement until January 1, 2019), Shares are issued to employees, officers or directors of, or consultants or advisors to, the Company or any of its Subsidiaries in connection with services provided to the Company or its Subsidiaries pursuant to stock purchase or stock option plans or other similar arrangements (other than with respect to Special Equity Awards) (such Shares so issued, net of any shares repurchased by the Company during such prior Fiscal Quarter (other than pursuant to a tender offer) being the “Equity Award Shares”), and (ii) on the first day of the then-current Fiscal Quarter the Investor Percentage is not equal to or greater than the Applicable Percentage as of such date, then the Investor shall have the right to purchase from the Company a number of shares of Class C Common Stock or Class C-1 Common Stock (the “Equity Award True-Up”), as applicable, determined by multiplying (x) the number of Equity Award Shares that the Company issued during such prior Fiscal Quarter (or, with respect to the Fiscal Quarter ending December 31, 2018, during such prior partial Fiscal Quarter) by (y) a fraction, the numerator of which is the Applicable Percentage as of such date and the denominator of which is one (1) minus the Applicable Percentage as of such date (in each case, with Applicable Percentage calculated without taking into account the Equity Award Shares referenced in the foregoing clause (x)) (such securities subject to the Equity Award True-Up, rounded down to the next whole share, the “Equity Award True-Up Shares”).

(b) If the Investor Percentage as of the first day of such Fiscal Quarter is greater than the Applicable Percentage as of such date (other than to the extent attributable to a tender offer by the Company, with respect to which a TO True-Up (as defined below) shall be the Company’s exclusive redemption right from the Investor except during a TO Option Period), then the Company may elect to acquire from the Investor a number of shares of Class C Common Stock or Class C-1 Common Stock (the “Redemption True-Up”), as applicable, such that, immediately following the Redemption True-Up, the Investor Percentage shall equal the Applicable Percentage (as of such date) (such shares of Class C Common Stock or Class C-1 Common Stock subject to the Redemption True-Up, rounded up to the next whole share, the “Redemption True-Up Shares”).

(c) At least ten (10) Business Days prior to the applicable True-Up Date, the Company shall deliver to the Investor written notice, describing (i) whether the Investor is eligible for an Equity Award True-Up or will be subject to a Redemption True-Up and the number of Equity Award True-Up Shares or Redemption True-Up Shares, respectively, (ii) the number of Equity Award Shares issued from the first day of the prior Fiscal Quarter to the first day of the current Fiscal Quarter (or, with respect to the Fiscal Quarter ending December 31, 2018, the number of Equity Award Shares issued from the date of this Agreement to January 1, 2019), (iii) prior to an IPO or a Qualified Direct Listing or during such time as the Company’s Shares are not publicly listed on a trading market, (A) the most recent valuation of stock provided pursuant to Section 409A of the Code (the “409A Valuation”) and the date such 409A Valuation was delivered and (B) whether any issuance of Common Stock or Common Stock Equivalents (excluding any issuance of Shares pursuant to restricted stock units or the exercise of options) involving at least two percent (2.0%) of the Company’s then outstanding Capital Securities (a “Material Issuance”) has been consummated following the date of such 409A Valuation and, if such an issuance was consummated, the price paid per share of such Common Stock or Common Stock Equivalents in such issuance (such price per share, the “Material Issuance Valuation”) and the date thereof, (iv) the weighted average price at which the Investor has purchased shares of Common Stock from the Company (the “Investor WAP”) and (v) if the Investor is subject to a Redemption True-Up, whether the Company elects to exercise its right thereto.

(d) If eligible for an Equity Award True-Up, the Investor shall have until fifteen (15) Business Days following the applicable True-Up Date to elect to purchase all or any portion of the Equity Award True-Up Shares by giving irrevocable written notice to the Company. The price per share of such Equity Award True-Up Shares shall be equal to (i) prior to an IPO or a Qualified Direct Listing or during such time as the Company’s Shares are not publicly listed on a trading market, the price per share of stock in the more recent of (A) the 409A Valuation or (B) if a Material Issuance has been consummated following the date of such 409A valuation, the applicable Material Issuance Valuation and (ii) following an IPO or a Qualified Direct Listing if the Company’s Shares are publicly listed on a trading market, the VWAP for publicly-traded shares of stock (or other securities listed) for the ten (10) consecutive complete Trading Days ending on (and including) the day that is the Trading Day immediately prior to the applicable True-Up Date. Any purchase of Class C Common Stock or Class C-1 Common Stock, as applicable, pursuant to the Equity Award True-Up shall occur on the date that is five (5) Business Days following the date on which the Investor provides its irrevocable written notice pursuant to the first sentence of this Section 5.1(d).

(e) If the Investor is subject to a Redemption True-Up and the Company elected to exercise its right thereto, on the True-Up Date the Investor shall deliver the Redemption True-up Shares to the Company, free and clear of any liens, and the Company shall pay to the Investor a price per share for each Redemption True-Up Share equal to: the greater of (i) if, during the ninety (90) days preceding such Redemption Share True-Up, the Company has acquired Shares from any Related Party (other than in a tender offer available to all Stockholders) in an amount which exceeded one hundred million dollars ($100,000,000) in aggregate purchase price (excluding any such acquisitions in connection with the termination of employment of any executive officers of the Company), the weighted average price at which the Company has acquired such Shares and (ii) (A) prior to an IPO or a Qualified Direct Listing or following such time as the Company’s Shares cease to be publicly listed on a trading market, the price per share of stock in the more recent of (1) the 409A Valuation or (2) if a Material Issuance has been consummated following the date of such 409A valuation, the applicable Material Issuance Valuation and (B) following an IPO or a Qualified Direct Listing if the Company’s Shares are publicly listed on a trading market, the VWAP for publicly-traded shares of stock (or other securities listed) for the ten (10) consecutive Trading Days ending on (and including) the day that is the Trading Day immediately prior to the applicable True-Up Date (the “Redemption True-Up Price”); provided, that, notwithstanding anything to the contrary in this Section 5.1, if the Redemption True-Up Price for any applicable Redemption True-Up is less than the Investor WAP on the applicable True-Up Date, the Company shall not be entitled to purchase, and the Investor shall have no obligation to sell, the applicable Redemption True-Up Shares on such True-Up Date (it being understood that this proviso shall not in any manner limit any future right of the Company to consummate any other Redemption True-Up in which the price per share of the Redemption True-Up Shares is equal to or greater than the applicable Investor WAP at such time); provided, further, that notwithstanding the foregoing proviso and regardless of whether the Redemption True-Up Price for such Redemption True-Up is less than the Investor WAP on the applicable True-Up Date, in connection with any Redemption True-Up that occurs during a TO Option Period, the Company may elect to redeem TO Option Shares (to the extent any then exist) in lieu of (and not, for the avoidance of doubt, in addition to or in duplication of) any number of Redemption True Up Shares up to the total number of then outstanding TO Option Shares at a price per share for each TO Option Share equal to the applicable TO Investor WAP (it being understood that in the event that TO Option Shares with respect to two or more Covered TOs are outstanding at any time, the highest priced TO Option Shares must be redeemed before any lower priced TO Option Shares may be redeemed). Notwithstanding anything to the contrary herein, if any Unvested Shares outstanding as of the Closing are forfeited or repurchased upon exercise of the Company’s repurchase right (such number of shares, the “Unvested Shares Forfeiture Amount”), the Company may, upon written notice to the Investor prior to any applicable True-Up Date, elect to pay in lieu of any applicable Redemption True-Up Price a price per share equal to the Additional Share Purchase Price (as defined in the Purchase Agreement) for a number of Redemption True-Up Shares equal to the Unvested Shares Forfeiture Amount (for the avoidance of doubt any additional Redemption True-Up Shares in excess of the Unvested Shares Forfeiture Amount shall be purchased at the then applicable Redemption True-Up Price). Subject to the last sentence of Section 6.2(a), any purchase of Class C Common Stock or Class C-1 Common Stock pursuant to the Redemption True-Up shall occur on the True-Up Date or on such other date as the Company and the Investor agree.

(f) Special Circumstances for Liquidity Events.

(i) The Company shall ensure that, in connection with any Sale of the Company (other than a Sale of the Company in which an acquirer acquires one hundred percent (100%) of the then outstanding Shares) where as a result of, or immediately prior to, or concurrent with, the consummation of the transaction, Shares are to be issued pursuant to the settlement of the Company’s liquidity-contingent restricted stock units (including, if accelerated) or the exercise and sale of options (other than with respect to Shares issued pursuant to the True-Up Convertible Security) (such issuances upon the consummation of such a transaction, the “M&A Convertible Securities”), the Investor is provided with at least twenty (20) Business Days’ written notice of the anticipated closing date of such Sale of the Company and the right to give irrevocable written notice to the Company not later than ten (10) Business Days prior to the consummation of such Sale of the Company, electing to purchase from the Company a number of shares of Class C Common Stock or Class C-1 Common Stock, as applicable, determined by multiplying (A) the number of M&A Convertible Securities that the Company issued in connection with such Sale of the Company by (B) a fraction, the numerator of which is the Applicable Percentage (as of immediately prior to such Sale of the Company) and the denominator of which is one (1) minus the Applicable Percentage as of such time for a purchase price per share in cash equal to the purchase price paid on a per share basis in such Sale of the Company (or the cash equivalent if the purchase price does not consist solely of cash in such Sale of the Company) (excluding any post-closing “earn-outs”, indemnification or similar contingent payout or reduction). Any purchase of Class C Common Stock or Class C-1 Common Stock, as applicable, pursuant to this Section 5.1(f)(i) shall occur immediately prior to the consummation of the applicable Sale of the Company or such other date as the Investor and the Company may agree. The Company shall not enter into any definitive agreement with respect to, recommend or permit a Sale of the Company that does not comply this Section 5.1(f)(i).

(ii) Following the expiration of the IPO Lock-Up Period in which Shares are issued pursuant to the settlement of the Company’s liquidity-continent restricted stock units that vest upon the IPO or during the IPO Lock-Up Period (the “IPO RSU Shares”), the Investor shall be provided by the Company with at least ten (10) Business Days’ notice in advance of such issuance of IPO RSU Shares and may give irrevocable written notice to the Company not later than fifteen (15) Business Days following such issuance of IPO RSU Shares, electing to purchase from the Company a number of shares of Class C Common Stock or Class C-1 Common Stock, as applicable, determined by multiplying (A) the number of IPO RSU Shares that the Company issued by (B) a fraction, the numerator of which is the Applicable Percentage (as of immediately prior to such issuance of IPO RSU Shares) and the denominator of which is one (1) minus the Applicable Percentage as of such time for an amount in cash equal to the VWAP for publicly-traded shares of the Company’s stock (or other securities listed) for the ten (10) consecutive Trading Days ending on (and including) the day that is the Trading Day immediately prior to the applicable date of issuance of such IPO RSU Shares. Any purchase of Class C Common Stock or Class C-1 Common Stock, as applicable, pursuant to this Section 5.1(f)(ii) shall occur on the date that is five (5) Business Days following the date on which the Investor provides its irrevocable written notice pursuant to the first sentence of this Section 5.1(f)(ii) or such other date as the Investor and the Company may agree.

Section 5.2. Tender Offer True-Up.

(a) In the event that a tender offer for Capital Securities, launched by the Company, has been consummated and as a result of such consummation the Investor Percentage exceeds the Applicable Percentage (a “Covered TO”), then fifteen (15) days following the close of such tender offer (the “TO True-Up Date”), the Company may elect to redeem from the Investor a number of shares of Class C Common Stock or Class C-1 Common Stock (the “TO True-Up”), as applicable, such that the Investor Percentage immediately following such TO True-Up shall equal the Applicable Percentage as of immediately prior to consummation of such tender offer (such shares of Common Stock or Class C-1 Common Stock subject to the TO True-Up, rounded down to the next whole share, the “TO True-Up Shares”).

(b) At least five (5) Business Days prior to the applicable TO True-Up Date, the Company shall deliver to the Investor written notice, describing (i) the number of Capital Securities purchased in such tender offer, (ii) the number of TO True-Up Shares, (iii) the price paid for Capital Securities in such tender offer, (iv) the Investor WAP and (v) whether the Company elects to exercise its TO True-Up. If the Company elects to exercise its TO True-Up, on the TO True-Up Date, the Investor shall deliver the TO True-Up Shares to the Company, free and clear of any liens, and the Company shall pay to the Investor a price per TO True-Up Share equal to the price per share paid for the Class A Common Stock to the extent tendered for or, if Class A Common Stock was not included in such tender offer, the weighted average price paid for Capital Securities (on an as-converted basis) in such tender offer. Subject to the last sentence of Section 6.2(a), any purchase of TO True-Up Shares pursuant to the TO True-Up shall occur on the TO True-Up Date or on such other date as the Company and the Investor agree; provided, that, notwithstanding anything to the contrary in this Section 5.2(b), if the price per share of the TO True-Up Shares for any applicable TO True-Up is less than the Investor WAP (the “TO Investor WAP”) at the time of the consummation of such TO True-Up (a “TO Price Shortfall,” and any Covered TO in which there has been a TO Price Shortfall, a “Shortfall TO”), the Company shall not be entitled to purchase, and the Investor shall have no obligation to sell, the applicable TO True-Up Shares on such True-Up Date and instead the TO True-Up Shares which the Company otherwise would have been permitted to purchase pursuant to such TO True-Up (“TO Option Shares”) may be redeemed, subject to Section 5.2(c), by the Company in lieu of Redemption True-Up Shares as and to the extent provided in Section 5.1(e) (it being understood that this proviso shall not in any manner limit any future right of the Company to consummate any other TO True-Up in which there is not a TO Price Shortfall).

(c) It is understood and agreed that the number of TO Option Shares outstanding as a result of the consummation of any Shortfall TO shall thereafter be reduced ratably (to a number not less than zero) to the extent the Investor Percentage at any time following such Shortfall TO decreases to the Applicable Percentage for any reason. For purposes of determining whether any such reduction is applicable, the Company shall, at the end of any calendar month when TO Option Shares are purportedly outstanding, and in any event prior to any and each redemption by the Company of TO Option Shares, provide the Investor with a calculation (a “TO Option Shares Calculation”) of (i) the Investor Percentage immediately following the consummation of such Shortfall TO, (ii) the number of TO Option Shares created as a result of such Shortfall TO, (iii) the then-current Investor Percentage, and (iv) a certificate confirming any applicable reduction in the number of TO Option Shares based on the results of the preceding clauses (i)-(iii). For illustrative purposes, if the Investor Percentage immediately following consummation of a Shortfall TO is thirty-six percent (36%) and results in 1,000 Investor Shares being deemed TO Option Shares, and at any time thereafter the Investor Percentage at the time of a TO Option Shares Calculation has fallen to (A) 35.5%, then 500 of such TO Option Shares (or, if there are fewer than 500 of such TO Option Shares then remaining outstanding, all such remaining TO Option Shares) shall be irrevocably deemed no longer to be TO Option Shares or (B) 35% or less, all 1,000 such TO Option Shares (or any remaining amount of TO Option Shares, if less than 1,000) shall be irrevocably deemed no longer to be TO Option Shares and any TO Option Period that is running as a result of the existence of such TO Option Shares shall immediately terminate.

Section 5.3. Excess Redemption. To the extent that any redemption of Capital Securities from the Investor pursuant to this Article 5 results in the Investor Percentage being less than the Applicable Percentage (the number of Investor Shares, rounded down to the next whole share, necessary to cause the Investor Percentage to be equal to the Applicable Percentage, the “Excess Redeemed Shares”), (i) the redemption of such Excess Redeemed Shares shall be null and void ab initio, and the Company shall return to the Investor such shares, (ii) the Company shall not recognize any Transfer of such Excess Redeemed Shares for any purpose and shall not reflect in its records any change in record ownership of its Capital Securities reflecting the redemption of such Excess Redeemed Shares and (iii) the Investor shall promptly (and, in any event, within ten (10) Business Days) reimburse the Company the consideration paid in respect of such Excess Redeemed Shares. The Company irrevocably waives all right, title and interest in or to such Excess Redeemed Shares and the Investor shall be entitled to all rights, privileges and benefits of having owned such Excess Redeemed Shares (including voting rights, rights to dividends and distributions and rights under the Constituent Documents) as if such Excess Redeemed Shares had never been redeemed.

Section 5.4. Termination of Equity Award True-Up. All rights and obligations under Section 5.1 (solely with respect to the Equity Award True-Up) shall automatically terminate and be of no further force and effect upon the earlier of: (i) such time upon which the Applicable Percentage is less than twenty-five percent (25%) and (ii) such time that this Article 5 terminates in accordance with the terms of Section 3.1(c). For the avoidance of doubt, all rights and obligations pursuant, and related, to the Redemption True-Up and the TO True-Up shall remain effective until the termination of this Agreement.

ARTICLE 6

STANDSTILL AND PERMITTED PURCHASES

Section 6.1. Standstill.

(a) Without the Company’s prior written consent, the Investor shall not, and, the Investor shall cause its Subsidiaries, controlled Affiliates and Upstream Affiliates and, its and their respective Representatives to the extent acting on its or their behalf or with its or their consent not to, directly or indirectly:

(i) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way knowingly assist (including, without limitation, through the provision of financing), or act in concert with, any other Person to effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, (i) any acquisition of Beneficial Ownership of any securities or indebtedness of the Company or its Subsidiaries (provided, that for purposes of this clause (i), the sixty (60) day limitation of Rule 13d-3(d)(1)(i) shall be disregarded), (ii) any acquisition of material assets of the Company or its Subsidiaries, (iii) any tender or exchange offer involving the securities of the Company or its Subsidiaries or (iv) any merger, other business combination, recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or its Subsidiaries (except, in each case, by way of stock dividends or other distributions made to holders of any class or series of Capital Securities then held by the Investor or its Affiliates);

(ii) engage, or in any way knowingly participate, in any “solicitation” (as such term is defined in Rule 14a-1(1) under the Exchange Act) of proxies or consents (whether or not relating to the election or removal of members of the Board); seek to advise, encourage, influence or act in concert with any Person with respect to the voting of any Voting Shares; initiate, propose or make any stockholder proposals, whether made pursuant to Rule 14a-8 or Rule 14a-4 under the Exchange Act or otherwise, or to call a meeting of the stockholders; knowingly induce or attempt to induce any other Person to initiate any such stockholder proposal or to call a meeting of the stockholders; or otherwise seek to remove any member of the Board;

(iii) form, join or in any way participate in a “group” (as such term is used under the Exchange Act), or act in concert with any other Person, with respect to any securities of the Company or any of its Subsidiaries;

(iv) except through the actions of the Investor Directors (once the Investor becomes entitled to designate such Investor Directors pursuant to the Voting Agreement) and any confidential communications between the Parties or their Representatives, take any action to, or act in concert with any other Person to, or seek to direct or control the management, policies or strategy of the Company or any of its Subsidiaries or the Board in any manner or to amend the Certificate of Incorporation or By-Laws;

(v) publicly disclose or take any action that would reasonably be expected to require the Company or any of its Subsidiaries to publicly disclose any intention, plan or arrangement inconsistent with the foregoing;

(vi) enter into discussions, arrangements or understandings with any third party with the purpose and effect of circumventing any of the foregoing restrictions; or

(vii) request, directly or indirectly, that the Company amend, modify or waive any provision of this Section 6.1 in a manner that would reasonably be expected to require public disclosure by the Investor or the Company.

(b) Notwithstanding the foregoing, (i) the Investor shall be permitted to (x) make public disclosures, including filings with the SEC (other than a Schedule 13D unless required by Law as determined by the Investor based on the advice of outside counsel), regarding the Company and its investment in the Company, consistent with customary practices of public companies regarding disclosure relating to material investments, and (y) engage in ordinary course communications with its investors and analysts, (ii) nothing in this Section 6.1 shall in any way restrict the Investor or its Affiliates from (x) selecting, removing, replacing or taking any other action with respect to any and all of the Investor Directors or the Investor Observer and their service on the Board or (y) taking or causing to be taken any action set forth in the proviso to the definition of “Transfer” in Article I and (iii) the Investor’s entry into the Constituent Documents and the taking of any actions permitted thereby by the Investor or its Affiliates or its or their Representatives (including any Investor Directors or the Investor Observer) shall not be deemed to breach any provision of this Agreement.

(c) Any breach of this Section 6.1 by any Subsidiary, controlled Affiliate or Upstream Affiliate shall be deemed to be a breach by the Company.

Section 6.2. Purchase Right and Permitted Buyout Offer.

(a) Public-Market Purchases. Notwithstanding anything to the contrary set forth in Section 6.1, following the IPO or a Qualified Direct Listing if the Company’s Shares are publicly listed on a trading market, the Investor may purchase Class A Common Stock in the open market; provided, that (i) the Investor shall not purchase Class A Common Stock if such purchase would cause the Investor Percentage immediately following any such purchase to exceed the Applicable Percentage and (ii) prior to, or concurrent with, such purchase, the Investor delivers to the Company an executed irrevocable election to exchange (together with such other documents and materials as may be required by the Company’s Certificate of Incorporation) all shares purchased for an equal number of shares of Class C Common Stock or Class C-1 Common Stock, as applicable, pursuant to the Company’s Certificate of Incorporation. The Company and the Investor shall reasonably cooperate with respect to the timing of the consummation and structuring of any transactions contemplated by Sections 4.1, 5.1 or 5.2, in each case, to attempt to avoid any such transaction resulting in any liability or potential liability under applicable Laws (including to the extent such transaction would be materially detrimental to the Company as a result of any requirement with respect to the public disclosure of information or as is required by Section 16 of the Exchange Act) upon the reasonable written request of the Investor or the Company, respectively.

(b) Permitted Buyout Offer. Notwithstanding anything to the contrary set forth in Section 6.1, following the four (4) year anniversary of the date hereof, the Investor may deliver to the Board a proposal to acquire all outstanding Shares not Beneficially Owned by the Investor; provided, that such proposal must (i) be made only on a confidential basis and (ii) be subject to a non-waivable condition that such offer be approved by (A) the affirmative vote of a majority of the Non-Investor Directors then in office or an independent special committee of the Board, as interpreted in accordance with the Laws of the State of Delaware, that contains no Investor Directors or the Investor Observer and (B) Stockholders representing more than fifty percent (50%) of the Independent Voting Power of the Company voting at a meeting duly called for such purposes (or, if by written consent, of the outstanding Independent Voting Power) (such offer, a “Permitted Buyout Offer”); provided, further, that the Investor shall not make more than one (1) Permitted Buyout Offer during any consecutive twelve (12) month period (it being understood solely with respect to this proviso that (x) ongoing discussions regarding a previously made Permitted Buyout Offer, including any revisions thereto, shall not constitute multiple Permitted Buyout Offers and (y) such discussions shall be deemed to be terminated if such Permitted Buyout Offer is rejected by the aforementioned special committee or the affirmative vote of a majority of the Non-Investor Directors then in office (whether or not such an independent special committee shall have been formed) which rejection is set forth in a written notice to the Investor specifying that such discussions are terminated and that the Board or committee, as the case may be, does not wish to receive any further proposals from the Investor pursuant to this Section 6.2(b)).

Section 6.3. Termination of Purchase Right and Permitted Buyout Offer. All rights and obligations of the Parties under Section 6.2 (other than as set forth in the last sentence of Section 6.2(a)) shall automatically terminate and be of no further force and effect upon such time that Section 6.2 (other than as set forth in the last sentence of Section 6.2(a)) terminates in accordance with the terms of Sections 3.1(c), 3.2(a)(ii) and 3.2(c).

Section 6.4. No Investor Control of the Company. Notwithstanding anything in this Agreement or any other agreement, oral or written, between the Parties, the Investor shall have no right, directly or indirectly, as a result of its investment in the Company or otherwise, to direct or control the Company, is not under common control with the Company and shall have no power to direct the management or policies of the Company (including any matters respecting the intellectual property of the Company), whether through ownership of Shares, by contract or otherwise.

ARTICLE 7

TRANSFER OF CAPITAL SECURITIES AND QUALIFIED SALE

Section 7.1. Limitations on Transfer.

(a) The Investor may Transfer its Capital Securities only in accordance with, and subject to the applicable provisions of, this Article 7. The limitations on Transfers of Capital Securities set forth in this Article 7 are in addition to any restrictions imposed by applicable Law (including the satisfaction of any pre-filing or pre-approval requirements under any license, permit, authorization or rules or regulations applicable to the Company or the Beneficial Ownership of its Capital Securities).

(b) During the period beginning on the date hereof and ending on the six (6) year anniversary thereof (the “Lock-Up Period”), the Investor shall not Transfer any Capital Securities without the prior approval of the Board, including the approval of a majority of Non-Investor Directors then in office, except to a Permitted Transferee or as expressly permitted by Article 5; provided, that prior to a Transfer to a Permitted Transferee, (i) the Investor shall give the Company five (5) Business Days’ prior written notice that such Transfer is being made and (ii) the Investor and any transferee of such Capital Securities shall comply with all applicable Laws, including as to registration or exemptions under applicable Laws, with respect to such Transfer.

(c) The Investor shall not be entitled to Transfer any Capital Securities or any other rights under this Agreement (including pursuant to a Permitted Transfer) at any time if such Transfer would:

(i) violate applicable Laws, including the Securities Act or any state (or other jurisdiction) securities or “Blue Sky” Laws applicable to the Company or Capital Securities or any applicable Foreign or State Act;

(ii) cause the Company to become subject to the registration or reporting requirements of the Investment Company Act;

(iii) at any time prior to consummation of an IPO or a Qualified Direct Listing, cause the Company to become subject to the registration requirements of Section 12(g) of the Exchange Act;

(iv) result in any entity which, in the good faith reasonable determination of the Board, directly or indirectly Competes with the Company, Beneficially Owning such Capital Securities; and

(v) require any adverse filing, notice or disclosure to be made by the Company under the applicable requirements of Antitrust Laws and the Exon-Florio Amendment to the Defense Production Act of 1950, 50 U.S.C. app. § 2170, as amended, including the implementing regulations thereof codified at 31 C.F.R. Part 800.

(d) Any purported Transfer of Capital Securities by the Investor other than in accordance with this Agreement shall be null and void ab initio, and the Company shall refuse to recognize any such Transfer for any purpose and shall not reflect in its records any change in record ownership of its Capital Securities pursuant to any such Transfer. Until such purported Transfer shall be rescinded, any Capital Securities Transferred in violation of this Agreement, shall not be entitled to, and the Investor shall irrevocably waive, (i) all right, title and interest in or to such Capital Securities, (ii) all rights to vote such Capital Securities and (iii) any distributions or dividends in respect thereof, from and after the date of such purported Transfer. The Transferee of any Capital Securities Transferred in violation of this Agreement shall not be entitled to, and shall irrevocably waive, (i) all right, title and interest in or to such Capital Securities, (ii) all rights to vote such Capital Securities and (iii) any distributions or dividends in respect thereof. Notwithstanding the foregoing, if the Investor would have been entitled to distributions or dividends in respect of such purportedly Transferred Capital Securities but for the immediately preceding sentence (“Withheld Distributions”), if and when such purported Transfer shall be rescinded, the Investor shall be entitled to receive all such Withheld Distributions (without interest or penalty of any kind for the period withheld). If the Investor Beneficially Owns any Capital Securities other than shares of Class C Common Stock or Class C-1 Common Stock, other than pursuant to the consummation of a Permitted Buyout Offer in compliance with the terms of this Agreement, the Investor shall promptly thereafter exchange all such Capital Securities for an equal number of shares of Class C Common Stock or Class C-1 Common Stock, as applicable, and execute other documents and materials and materials as may be reasonably requested by the Company to consummate such exchange.

Section 7.2. Exit Right.

(a) Following the expiration of the Lock-Up Period (the “Lock-Up Expiration Date”), during each calendar quarter, subject to and after complying with the procedures set forth in Section 7.4, the Investor and/or its Permitted Transferee(s) may Transfer in the aggregate a number of Capital Securities equal to the sum of (i) one-sixth (1/6th) of the aggregate number of all Capital Securities Beneficially Owned by the Investor and/or its

Permitted Transferee(s) on the Lock-Up Expiration Date and (ii) any Capital Securities that were permitted to be, but were not, Transferred in a prior calendar quarter pursuant to this Section 7.2(a) (such that, for the avoidance of doubt, in and after the sixth calendar quarter following the Lock-Up Expiration Date, the Investor and/or its Permitted Transferee(s) shall be entitled to Transfer any and all of the Capital Securities they may continue to Beneficially Own at such time).

(b) Notwithstanding anything to the contrary set forth in Section 7.2(a), in no event shall the Investor Transfer to any Person a number of shares of Class C Common Stock or Class C-1 Common Stock that would result in such Transferee and such Transferee’s Affiliates acquiring Beneficial Ownership in the aggregate of more than seven and one-half percent (7.5%) of the aggregate number of Shares then outstanding or more than seven and one half percent (7.5%) of the aggregate voting power of the Voting Shares then outstanding and, for the avoidance of doubt, any such shares of Class C Common Stock or Class C-1 Common Stock purported to be Transferred shall be subject to Section 7.1(d).

(c) At the Investor’s expense, the Company shall use commercially reasonable efforts to cooperate as reasonably requested by the Investor in connection with a Transfer contemplated by this Section 7.2, including using commercially reasonable efforts to cooperate with and assist the Investor in promptly removing or rendering inapplicable any actual or potential restrictions on a proposed Transfer under applicable Law.

(d) References to the Investor in this Section 7.2 and in Section 7.4 shall be deemed to include Investor Sub and any other Permitted Transferee, in each case, to the extent such Person holds Investor Shares.

Section 7.3. Qualified Sale.

(a) If, as of any given time, the Board either (i) engages in a formal auction process or (ii) authorizes the Company or any other Person acting on its behalf to negotiate (either directly or with its Representatives) with a Third Party Buyer, in each case, with respect to a potential Qualified Sale, the Company shall promptly thereafter deliver a written notice thereof to the Investor (the “Qualified Sale Notice”), and the Investor shall then have ten (10) Business Days from the date such Qualified Sale Notice is delivered to provide the Company with a written notice confirming that the Investor elects to participate in the process in connection with such potential Qualified Sale (a “Qualified Sale Participation Notice”). Subject to the terms of this Section 7.3 and its fiduciary duties, the Board may conduct and change the process with respect to any potential Qualified Sale as it (or applicable committee thereof), shall determine, including rejecting any and all offers without stating reasons, negotiating with one or more other parties and entering into a definitive agreement for a transaction without prior notice to the Investor or any other Person; provided, that:

(i) unless the Investor has delivered a Qualified Sale Participation Notice affirmatively confirming its election to participate in a Qualified Sale process, the Company shall not, and shall cause its Affiliates and Representatives not to, negotiate with or provide due diligence to any Investor Competitor in connection with the potential Qualified Sale;

(ii) the Company shall not intentionally or materially disadvantage the Investor during such process relative to other Persons participating therein;

(iii) during the Qualified Sale Pendency Period, the Company shall furnish or make available to the Investor any nonpublic information with respect to the Company that is furnished or made available to other potential participants in the Qualified Sale process if such nonpublic information has not been previously furnished or made available to the Investor;

(iv) any such Third Party Buyers shall be subject to confidentiality and use restrictions that are no less restrictive than any such restrictions imposed upon the Investor with respect to such information;

(v) if the Board has initiated a formal auction process, the Investor shall be furnished, during the Qualified Sale Pendency Period, such information regarding the process as is provided generally to other participants regarding the process;

(vi) if the Company enters into definitive agreements with respect to, or the Board otherwise authorizes, approves or recommends, a Qualified Sale, no fewer than twenty (20) Business Days shall have elapsed from the date of delivery of the applicable Qualified Sale Notice; and

(vii) prior to the execution and delivery of definitive agreements with respect to a Qualified Sale, the Company shall permit the Investor to make a Permitted Buyout Offer and consider in good faith any revisions thereto.

(b) If following receipt of a Qualified Sale Notice and completion of a Qualified Sale Pendency Period in compliance with Section 7.3(a), the Board approves a Qualified Sale in compliance with the terms of this Agreement, the Investor shall take all actions set forth in Sections 4(b)(ii)(A), (C), (D) and (E) of the Voting Agreement (for the avoidance of doubt subject to Section 4(c) thereof) with respect to such Qualified Sale; provided, that if the rights of the Investor under Section 7.3(a) have terminated as provided herein, then the Investor shall take all such actions without receipt of such a Qualified Sale Notice or the completion of such a Qualified Sale Pendency Period. For the avoidance of doubt, the obligation to take such actions shall survive any termination of the Voting Agreement.

(c) (i) The Company’s obligation to deliver a Qualified Sale Notice to the Investor under Section 7.3(a) shall automatically terminate and be of no further force and effect upon such time that such obligation terminates in accordance with the terms of Sections 3.1(c) and (ii) all rights and obligations of the Parties set forth under Section 7.3(a) shall automatically terminate and be of no further force and effect upon such time that Section 7.3(a) terminates in accordance with the terms of Sections 3.2(a)(ii) and 3.2(c).

Section 7.4. Right of First Offer.

(a) Subject to the limitations set forth in Section 7.4(e), if, following the Lock-Up Expiration Date, the Investor proposes to Transfer Capital Securities, other than in a broadly distributed Public Offering, to a third-party Transferee that is not a Permitted Transferee, then the Investor shall (i) give the Company written notice of the Investor’s intention to make the Transfer (the “Offer Notice”) and (ii) not Transfer such Capital Securities other than in accordance with, and subject to the applicable provisions of, this Section 7.4. The Offer Notice shall include (A) a description of the number of Capital Securities proposed to be Transferred (“Offered Securities”), (B) the price (and, if applicable, the Investor’s reasonable determination in good faith of the fair market value of any non-cash consideration) for which the Investor proposes to Transfer the applicable Capital Securities and (C) if applicable, any material terms and conditions upon which the proposed Transfer would be made.

(b) The Company shall have an option for a period of thirty (30) days from delivery of the Offer Notice to elect to purchase all of the Offered Securities at the same price (or, if applicable, a cash purchase price equal to the fair market value of non-cash consideration as determined pursuant to Section 7.4(a)) as described in the Offer Notice. The Company may exercise such purchase option and, thereby, purchase all of the Offered Securities by notifying the Investor in writing before expiration of such thirty (30)-day period that it wishes to purchase the Offered Securities. The Company may assign such purchase option in whole or in part to any Person; provided, that the Company may not assign such purchase option to an Investor Competitor until any rights of the Investor have terminated in accordance with the terms of Section 3.1(c) or Sections 3.2(a)(ii) and 3.2(c) (any permitted assignee of such right, a “ROFO Assignee”).

(c) The Company shall effect any purchase of the Offered Securities pursuant to Section 7.4(a) with payment to be paid up front in cash against delivery of the Capital Securities to be purchased at a place agreed upon between the Parties and at the time of the scheduled closing therefor, which shall be no later than forty-five (45) days after delivery of the Offer Notice (which may be extended by ninety (90) days to the extent necessary to obtain any required approvals or consents under applicable Law); provided, that if the aggregate price of the Offered Securities is in excess of one billion dollars ($1,000,000,000), the Company shall have ninety (90) days after delivery of the Offer Notice to consummate the closing of such purchase to the extent necessary to obtain financing with respect thereto.

(d) To the extent that the Company (or any ROFO Assignee) has not exercised the right to purchase the Offered Securities within the time period specified in this Section 7.4, the Investor shall have a period of ninety (90) days from the expiration of such right in which to sell, or enter into an agreement to sell, all but not less than all of the Offered Securities, at a price or for consideration at least equal to, and upon other terms and conditions not materially more favorable, in the aggregate, to the Transferee than those specified in the Offer Notice. In the event the Investor does not consummate such sale of the Offered Securities within ninety (90) days from the date of entry into the applicable agreement (which may be extended by up to an additional ninety (90) days to the extent necessary to obtain any required approvals or consents under applicable Law), the right of first offer under this Section 7.4 shall continue to be applicable to any subsequent sale of the Offered Securities by the Investor. Furthermore, the exercise or non-exercise of any rights of the Company (or any ROFO Assignee) under this Section 7.4 to purchase Capital Securities from the Investor shall not adversely affect the Company’s (or any ROFO Assignee’s) rights to make subsequent purchases from the Investor.

(e) This Section 7.4 shall not apply to (i) the Transfer of Capital Securities pursuant to a Sale of the Company or (ii) the Transfer of Capital Securities to a Permitted Transferee.

Section 7.5. Prohibited Issuances. Until the first date on which the Applicable Percentage is less than twenty percent (20%), without the Investor’s prior written consent, the Company shall not issue Capital Securities in one or more series to any Person which issuance(s) would (whether by the terms of such Capital Securities, by any agreement entered into with the holder(s) thereof or otherwise):

(a) provide the holder(s) of such Capital Securities with covenants, termination events or other protections that are broader in type or more restrictive to the Company and its Subsidiaries than those granted to any series of Existing Preferred Stock (as defined in the Certificate of Incorporation) pursuant to the terms set forth in the Certificate of Incorporation as of immediately prior to the execution of this Agreement (it being agreed that (x) the terms of such Capital Securities shall not restrict the ability of the Company and its Subsidiaries to pay dividends in respect of the Common Stock, and (y) the provision of the following rights, preferences and privileges to such holder(s) shall be considered to comply with this Section 7.5 and shall not require the Investor’s prior written consent: (i) liquidation preferences (whether participating or non-participating), (ii) dividend preferences, (iii) broad-based, weighted average anti-dilution protection, (iv) customary redemption/put rights, (v) consent rights relating to (A) the liquidation or dissolution of the Company, (B) the creation or authorization of a senior or pari passu Capital Security, (C) purchases or redemptions of Capital Securities (other than pursuant to this Agreement), (D) increases or decreases to the size of the Board, (E) incurrence of material indebtedness, (F) making of material loans outside the ordinary course of business and (G) material acquisitions of or material investments in third parties, (vi) information and inspection rights, (vii) registration rights on a pari passu (or less favorable to the holder(s) of such Capital Securities) basis relative to those provided to the Investor pursuant to the Investors’ Rights Agreement, and (viii) pre-emptive rights to participate pro rata in subsequent issuances of Capital Securities (which shall not impair the Investor’s preemptive rights));

(b) provide the holder(s) of such Capital Securities with the right to designate, consent to the appointment of or cause the removal of members of management;

(c) provide the holder(s) of such Capital Securities with director designation or nomination rights with respect to the Board in excess of the percentage of Shares they Beneficially Own (subject to rounding);

(d) provide the holder(s) of such Capital Securities with special consent rights, or right of first refusal, matching or similar rights, in each case with respect to a Sale of the Company (whether to the Investor or otherwise), a Qualified Sale or similar extraordinary transactions;

(e) the proceeds of which, if such Capital Securities are Preferred Stock or otherwise have dividend or liquidation rights senior to any class of Common Stock, would be used for purposes other than financing the Company’s business, operations, acquisitions or capital expenditures or refinancing the Company’s indebtedness (which non-permitted purposes include, for avoidance of doubt, any return of capital transaction such as a tender offer, repurchase of Capital Securities or dividend);

(f) materially alter the governance structure of the Company in a manner adverse to the Investor, including the structure and governance of the Board (such as, for example, by providing such holder(s) with the right to designate the majority of a committee of the Board or requiring such holder(s)’s board designees for purposes of constituting a quorum);

(g) assuming the exercise in full by the Investor of any of its preemptive rights under Article 4 or Equity Award True-Up rights under Section 5.1, result in any decrease in the Investor’s voting or economic ownership percentage in the Company (other than any liquidation preference or right or dividend preference or right given to the holder(s)); or

(h) otherwise disproportionately disadvantage in any significant respect the rights of (A) the Investor or (B) the Class C Common Stock or Class C-1 Common Stock or the holders thereof relative to the other classes and series of Shares existing as of the date of this Agreement or the holders thereof.

In connection with any proposed issuance of New Securities that has been (1) approved by the Board, (2) complies with this Section 7.5 and (3) as applicable, approved in accordance with Section 2.1(e)(i), if such issuance requires stockholder approval, the Investor shall (a) vote (in person, by proxy or by action by written consent, as applicable) all Shares then Beneficially Owned by it in favor of, and adopt, such issuance (together with any related amendment to the Certificate of Incorporation required in order to implement such issuance), and (b) the Investor shall consent to any amendments to the Constituent Documents (which for the avoidance of doubt shall not “adversely affect” the rights or obligations of the Investor, its Subsidiaries or its Affiliates for any purposes under the Constituent Documents) and execute related documentation reasonably requested by the Company to effectuate such issuance which are consistent with the foregoing terms and conditions and do not alter the rights or obligations of the Investor or the terms of the Class C Common Stock or Class C-1 Common Stock or the holders thereof.

Section 7.6. Rights and Obligations of Permitted Transferees. Any Permitted Transferee other than Investor Sub shall be required, at the time of and as a condition to such Transfer, to become a party to any other Constituent Documents requested by the affirmative vote of a majority of the Non-Investor Directors then in office by executing and delivering such documents as may be necessary, in the reasonable opinion of such Non-Investor Directors, to make such Person a party hereto and thereto and to assume the obligations of the Investor hereunder and thereunder, in each case, to the extent the Investor is such a party and has assumed such obligations (which shall include an agreement to which the Company is a third party beneficiary to comply with the final sentence of this Section 7.6). Notwithstanding anything to the contrary in any Constituent Document, Investor Sub shall be subject to all obligations of the Investor set forth in the Constituent Documents and Investor Sub shall not, and the Investor shall not permit Investor Sub to, take, or fail to take, any action that would breach the Investor’s obligations thereunder. Notwithstanding the preceding sentence, no Transfer to any Permitted Transferee shall relieve the Investor of any of its obligations set forth herein (and the Investor shall cause each such Permitted Transferee to take all actions required by the Investor hereunder), and no Transferee (other than a Permitted Transferee solely as provided in the following proviso) shall acquire any rights under any applicable Constituent Documents, unless otherwise determined by the Company in its sole discretion, by reason of the purported Transfer; provided, that, for purposes of any Transfers of shares of Class C Common Stock or Class C-1 Common Stock from the Company contemplated by this Agreement, the Investor and Investor Sub shall be permitted to allocate their rights with respect thereto among themselves and any other applicable Permitted Transferees and the Capital Securities held by each Permitted Transferee shall be deemed to be Capital Securities of the Investor for all purposes hereunder. For the avoidance of doubt, at such time as the Investor or a Permitted Transferee no longer holds any shares of Class C Common Stock or Class C-1 Common Stock, the Investor or such Permitted Transferee, as applicable, shall cease to have any rights or obligations hereunder. The Investor shall not permit any Permitted Transferee Beneficially Owning shares of Class C Common Stock or Class C-1 Common Stock to cease to be a Permitted Transferee, unless at or prior thereto the shares of Class C Common Stock or Class C-1 Common Stock are Transferred to the Investor or to another Permitted Transferee.

Section 7.7. Rights and Obligations of Purchasers of Shares. At any time prior to an IPO or a Qualified Direct Listing, any purchaser or transferee (other than Investor Sub or any other Permitted Transferee) of shares of Class C Common Stock or Class C-1 Common Stock from the Investor pursuant to this Article 7 shall be required, at the time of and as a condition to such purchase or Transfer, to become a party to the Voting Agreement and Investors’ Rights Agreement and to assume those obligations generally applicable to Stockholders thereunder. No such purchaser or transferee shall acquire any rights or assume any obligations specific to the Investor or any of its Affiliates under any applicable Constituent Documents, unless otherwise agreed by the Company, by reason of such sale or Transfer.

Section 7.8. Legends. Any certificates for Investor Shares shall bear a legend or legends (and appropriate comparable notations or other arrangements will be made with respect to any uncertificated shares) referencing restrictions on Transfer of such Investor Shares under the Securities Act and under this Agreement, which legend shall state in substance:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE MAY NOT BE OFFERED OR SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF, EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), (II) TO THE EXTENT APPLICABLE, PURSUANT TO RULE 144 UNDER THE SECURITIES ACT (OR ANY SIMILAR RULE UNDER THE SECURITIES ACT RELATING TO THE DISPOSITION OF SECURITIES), OR (III) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.

THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THE RELATIONSHIP AGREEMENT DATED AS OF DECEMBER 20, 2018, BY AND AMONG THE COMPANY, ALTRIA GROUP, INC. AND ALTRIA ENTERPRISES LLC, (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY).”

Notwithstanding the foregoing, the holder of any certificate(s) for Investor Shares shall be entitled to receive from the Company new certificates for a like number of Investor Shares not bearing such legend (or the elimination or termination of such notations or arrangements) upon the request of such holder (a) at such time as such restrictions are no longer applicable and (b) with respect to the restriction on Transfer of such Investor Shares under the Securities Act or any other applicable securities Laws of any other foreign, federal, state, local or other jurisdiction (a “Foreign or State Act”), unless such Investor Shares are sold pursuant to a registration statement, subject to delivery of an opinion of counsel to the Company (which the Investor and the Company agree to use commercially reasonable efforts to cooperate to promptly obtain in order to permit any Transfer permitted by this Agreement), that the restriction referenced in such legend (or such notations or arrangements) is no longer required in order to ensure compliance with the Securities Act or any such other applicable Foreign or State Act.

Section 7.9. Delay of Transfer. The Company shall not incur any liability to the Investor or any other Person for any delay in recognizing any Transfer of Capital Securities Beneficially Owned by the Investor if (a) the Company in good faith reasonably determines that such Transfer was or would be in violation in any material respect of the provisions of applicable Law (including the Securities Act and any Foreign or State Act) or the Constituent Documents and (b) has provided written notice of such determination, including an explanation of the basis therefor, to the Investor.

Section 7.10. Certain Corporate Transactions. If the Investor shall sell, transfer, convey or otherwise dispose of (including by way of merger or consolidation or otherwise, and whether or not the Investor is the surviving entity of any such transaction(s)) all or substantially all of the properties or assets of the Investor and its Subsidiaries, taken as a whole (other than the Investor Shares) to any other Person, the Investor shall also transfer the Investor Shares to such other Person in connection with such transaction and cause such other Person to assume the Investor’s obligations under the Services Agreement and the License Agreement; provided, that the Company shall reasonably cooperate with the Investor to effect such transfer of the Investor Shares and assumption of obligations, including waiving any applicable restrictions on Transfer or assignment, and the Investor shall cause the transferee shall comply with Section 9.11.

Section 7.11. Upstream Affiliate Divestiture. If immediately following a Person becoming an Upstream Affiliate, the Investor Percentage exceeds the Applicable Percentage, the Investor shall use commercially reasonable efforts to cause such Upstream Affiliate to dispose as promptly as reasonably practicable of a number of Capital Securities such that immediately following such disposition, the Investor Percentage shall not exceed the Applicable Percentage; provided, that in the case of a Person that is an Upstream Affiliate pursuant only to clause (ii) of the definition thereof, the foregoing requirements shall only apply to any Capital Securities acquired by such Person or its Affiliates (excluding the Investor and its Subsidiaries) following the time when such Person became an Upstream Affiliate; provided, further, that the Investor and its Subsidiaries, and any Affiliates of the Investor not controlled by such Upstream Affiliate, shall have no obligation under this Section 7.11 to dispose of any Investor Shares or other Capital Securities Beneficially Owned by them; provided, further, that the Company shall reasonably cooperate with the Investor and its Affiliates to the extent necessary to enable them to comply with the requirements of this sentence.

Section 7.12. Certain Capital Matters.

(a) If the Company shall fix a record date in respect of any dividend or distribution to holders of Capital Securities at a time when there exist any Equity Award True-Up Shares with respect to the prior Fiscal Quarter, or the Investor is otherwise then entitled to acquire shares of Class C Common Stock or Class C-1 Common Stock with respect to any New Securities that have been issued and were entitled to such dividend or distribution, the Investor shall be entitled to receive an additional payment from the Company in respect of any such shares actually acquired by the Investor, payable at the time such acquisition (or, if later, the date such dividend or distribution is paid), in the same amount as if such shares had been outstanding on such record date.

(b) Until the first date on which the Applicable Percentage is less than twenty-five percent (25%), in the event that the Company makes, pays or sets aside a dividend or distribution payable to or in respect of Shares (including a “Non-Stock Dividend,” as defined in the Certificate of Incorporation), the Company shall not in connection therewith, without the prior written consent of the Investor, make, pay or set aside any distribution (as part of an equitable adjustment or otherwise) to or in respect of any of the Company’s options or restricted stock units other than a Permitted Adjustment or in connection with the Cash Distribution.

(c) Until the first date on which the Applicable Percentage is less than twenty-five percent (25%), without the prior written consent of the Investor, the Company shall not issue to its employees, officers or directors of, or consultants or advisors to, the Company or any of its Subsidiaries shares of capital stock that are subject to repurchase rights or forfeiture or stock options that are “early exercisable” for shares of capital stock that are subject to repurchase rights or forfeiture.

(d) If the Company engages in any broad-based buyback, repurchase or redemption of or tender offer for any Shares in lieu of, or as a substantial economic equivalent of, an extraordinary dividend or distribution other than in connection with the Cash Distribution, the Company shall afford the Investor the opportunity to participate on the same basis as other holders of Shares.

ARTICLE 8

CONFIDENTIALITY

Section 8.1. Confidentiality. Subject to Sections 3.2(d), 8.2 and 8.4, the Investor hereby agrees that it shall keep confidential, and shall not use for its own benefit (except for purposes of monitoring, evaluating, reviewing or otherwise with respect to its investment in the Company (including financial reporting, legal and regulatory compliance and investor communications), the exercise of its rights or performance of its obligations under any Constituent Documents or for the Investor’s financing activities (each, a “Permitted Use”)) or disclose to any third Person, without prior approval of the Board (including a majority of the Non-Investor Directors then in office), any non-public information with respect to the Company or any of its Subsidiaries or Affiliates (including any Person in which the Company holds, or (to the Investor’s knowledge) contemplates acquiring, an investment) (“Confidential Information”) that is in the possession on the date hereof of the Investor or any of its direct or indirect Subsidiaries, controlled Affiliates, or its or their respective Representatives (each, a “Covered Person”) or disclosed after the date of this Agreement to the Investor or any Covered Person by or on behalf of the Company or its Subsidiaries or Affiliates (including any director of the Company), provided, that (a) Confidential Information shall not include information that has become generally available to the public, was or has come into the Investor’s or such Covered Person’s possession on a non-confidential basis, without a breach of any direct or indirect confidentiality obligations to the Company by the Person disclosing such information, or has been independently developed by the Investor or any Covered Person, without use of the Confidential Information, (b) Confidential Information may be disclosed to and among the Covered Persons (other than any Person set forth on Schedule 2 hereof), to the extent the Investor believes in good faith that such Covered Person needs to know such Confidential Information in connection with a Permitted Use and provided (i) such Covered Person agrees to keep it confidential on terms consistent with this Section 8.1 and (ii) the Investor shall be responsible for any breach of this Section 8.1 by such Covered Person, (c) after the Investor obtains the Company’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), Confidential Information may be disclosed to bona fide potential Transferees of the Investor’s Investor Shares (only to the extent such a Transfer is permitted under Article 7) who are subject to an obligation reasonably acceptable to the Company to keep such Confidential Information confidential and provided the Investor shall be responsible for any breach of this Section 8.1 by such Transferees and (d) if disclosure is required by applicable Law or required or requested by any Governmental Body (whether by informal request, summons, subpoena or otherwise and whether or not in connection with any Action), it being agreed that, unless such Confidential Information has been generally available to the public, if such Confidential Information is being requested pursuant to a summons or subpoena or a discovery request in connection with an Action, then, prior to making such disclosure, (x) the Investor or such Covered Person shall give the Company notice of such request and shall cooperate with the Company at the Company’s request and expense so that the Company may, in its discretion, seek a protective order or other appropriate remedy, if available, and (y) in the event that such protective order is not obtained (or sought by the Company after notice), the Investor or such Covered Person (A) shall furnish only that portion of the Confidential Information which, based upon the advice of counsel, is legally required or was requested to be furnished and (B) will exercise its reasonable efforts to obtain adequate assurances that confidential treatment will be accorded such Confidential Information by its recipients.

Section 8.2. Publicity. Subject to Section 8.4, so long as this Agreement is in effect, neither the Company nor the Investor, nor any of their respective Covered Persons, shall issue or cause the publication of any press release or other public announcement other than as set forth in the Purchase Agreement with respect to the Purchase, this Agreement or the other transactions contemplated hereby without the prior consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or Order or by the listing rules of a national securities exchange (including Regulation FD) to issue or cause the publication of any press release or other public announcement with respect to the Purchase, this Agreement or the other transactions contemplated hereby or otherwise with respect to the relationship between the

Parties, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement as far in advance as practicable and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the Company shall not be required by this Section 8.2 to provide any such review or comment to the Investor in connection with a Qualified Sale Process and matters related thereto; provided, further, that each Party and their respective Covered Persons may make statements that substantially reiterate (and are not inconsistent with) previous press releases, public disclosures or public statements made by the Company and the Investor in compliance with this Section 8.2.

Section 8.3. Information and Inspection Rights.

(a) During the term of this Agreement and subject to Section 3.2(d), Section 8.1 and the last sentence of Section 8.4, the Company shall use its reasonable best efforts to provide to the Investor (i) at the Investor’s expense, in a timely manner such information regarding the Company and its Subsidiaries as is reasonably necessary in order for the Investor and its Affiliates to prepare (A) the reports and accounts of the Investor or its Affiliates required under applicable listing rules of a national securities exchange, (B) the reports, accounts, registration statements, prospectuses and other filings of the Investor or its Affiliates filed or otherwise disclosed under any applicable securities Laws and (C) public earnings releases, investor presentations or other similar disclosures related to their financial reporting as determined by the Investor or its Affiliates to be consistent with best practices of public company financial reporting, disclosure or investor communications; and (ii) upon reasonable advance notice by the Investor, information requested by the Investor as is reasonably necessary in order for the Investor or its Affiliates to respond on a timely basis to regulatory or audit requirements under applicable Law or other regulatory or tax requirements.

(b) In furtherance and not in limitation of the Company’s obligations set forth in Section 8.3(a), and until the first date on which the Applicable Percentage is less than ten percent (10%), the Company shall provide the following information to the Investor within the timeframes indicated:

(i) as promptly as practicable and in any event by January 15, 2019, the Company Financial Statements, with respect to which the Company shall provide the Investor with a reasonable opportunity to consult with the Company and its representatives, including its independent accountants, from time to time during the preparation thereof, with respect to the progress of the preparation of such Company Financial Statements.

(ii) monthly, unaudited, internal income reports for the Company prepared in accordance with GAAP as and to the extent prepared for distribution to the Board, within fifteen (15) Business Days of the end of each calendar month (such internal reports shall be in the form presented to the Board from time to time);

(iii) as soon as practicable and in any event within sixty (60) calendar days of the end of each calendar quarter, an analysis of Capital Securities outstanding (economic and voting interest) at the end of the quarter, including a roll forward (total dollars and shares) of all share-related activity, such as issuances, repurchases and share-based payments, and the weighted average number of shares outstanding used in the calculation of basic and diluted earnings per share for the quarterly and year-to-date periods then ended, in each case prepared in accordance with GAAP;

(iv) quarterly, final income statement, balance sheet and statement of cash flows prepared in accordance with GAAP, including a detail of all non-recurring items on a pre-tax and after-tax basis (as determined by the Company) recorded for the period within sixty (60) calendar days of the end of each calendar quarter, including a roll forward of components of equity attributable to equity holders, as well as components of other comprehensive earnings attributable to equity holders, prepared in accordance with GAAP;

(v) annual audited (in accordance with GAAS) financial statements prepared in accordance with GAAP, as soon as practicable and in any event within seventy-five (75) days following the end of each calendar year (other than such annual audited financial statements for calendar year 2018 which shall be provided by March 25, 2019), for any year in which the Investor is required to present such annual audited financial statements pursuant to Rule 3-09 of Regulation S-X under the Exchange Act;

(vi) prior to the beginning of each fiscal year, the financial plan for such year, any other financial budgets and plans prepared for approval by the Board from time to time (other than such financial plan and other financial budgets and plan prepared for fiscal year 2019 which shall be provided within thirty-five (35) days of the beginning of such fiscal year), and any revisions to such financial budgets and plans, in each case within five (5) Business Days of their approval by the Board with monthly phasing to the extent available;

(vii) notice and a description of any business arrangements between the Company and any of its Subsidiaries on the one hand and the Investor or any of its Affiliates on the other hand, at such times as may reasonably be requested by the Investor in order to comply with any applicable related-party disclosure requirement;

(viii) within twenty-five (25) calendar days of the end of each calendar quarter, a discussion with the Company’s chief financial officer and chief accounting officer (or other persons with similar responsibilities reasonably acceptable to the Investor) regarding updates to the Company’s business and results;

(ix) by January 15, 2019, an opening balance sheet as of the date of this Agreement; and

(x) such other information as is reasonably requested from time to time by the Investor (it being understood that such other information shall be in the form reasonably determined by Company management to be appropriate in the circumstances taking into account the purpose for which the Investor requires the information) including, without limitation, the information required under Rule 3-05 (financial statements of businesses acquired or to be acquired) and Article 11 (pro forma financial information) of Regulation S-X under the Exchange Act.

(c) Following such time as Antitrust Clearance is obtained and subject to Section 3.2(d), Section 8.1 and the last sentence of Section 8.4, the Company shall permit the Investor, at the Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Investor; provided, however, that the Company shall not be obligated pursuant to this Section 8.3(c) to provide access to any information the Board determines in good faith to be a trade secret or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel; provided, further, that the Company shall use its commercially reasonable efforts to cooperate with the Investor to obviate or remove the need to withhold any information to the extent arising from such attorney-client privilege pursuant to the foregoing proviso.

(d) To the extent necessary to permit the Investor to prepare those reports described in Section 8.3(a)(i)(A) and (B) and until the first date on which the Applicable Percentage is less than ten percent (10%), the Company shall (i) cooperate, and use its reasonable best efforts to cause the Company’s Auditors to cooperate, at the Investor’s expense, with the Investor to the extent reasonably requested by the Investor or its Representatives in the preparation by the Investor or its Affiliates of public earnings releases or other press releases and any filings with the SEC or any other Governmental Body that include Company financial information and (ii) use its reasonable best efforts to cause the Company’s Auditors to consent, at the Investor’s expense, to any reference to them as experts in any filings made by the Investor or its Affiliates where such consent is required under applicable Law.

(e) The Company’s obligations pursuant to this Section 8.3 are subject to automatic modification in accordance with the terms of Section 3.1(b) and Section 3.2(a)(i).

Section 8.4. Public Company Reporting and Disclosure Matters. Notwithstanding anything in this Agreement to the contrary, so long as the Investor or its Affiliates is subject to requirements of any of Section 12(b), Section 12(g) or Section 15(d) of the Exchange Act or any similar disclosure or reporting obligations to its security holders, the Investor or such Affiliate(s) shall be permitted, without complying with the restrictions or procedures set forth in Sections 8.1 or 8.2, to make filings with the SEC (including exhibits thereto) and issue customary public earnings releases, investor presentations and similar publications and announcements that include, refer to or incorporate by reference the information provided to the Investor pursuant to Section 8.3(a) or Section 8.3(b) (as modified in accordance with the terms of Section 3.1(b) and Section 3.2(a)(i)), in each case, to the extent the Investor determines in its good faith judgment that such disclosure is required by applicable Law or that failure to make such disclosure would be inconsistent with best practices of public company financial reporting, disclosure or investor communications. Notwithstanding the foregoing, during the period two (2) Business Days (or such shorter period during which the Investor becomes aware that a filing or other communication is required in circumstances where such requirement was not reasonably foreseeable at least two (2) Business Days in advance) prior to the filing, furnishing or otherwise making public such information, the Investor shall, to the extent such filings or other communications include Confidential Information regarding the Company, the Investor’s investment in the Company or the e-Vapor Business, provide the Company a meaningful opportunity to review and comment upon such disclosure in the Investor’s filings with the SEC (including exhibits thereto) and customary public earnings releases and similar publications, announcements and investor communications and shall give due consideration to all reasonable additions, deletions or changes suggested thereto.

ARTICLE 9

MISCELLANEOUS

Section 9.1. Term. This Agreement shall terminate at such time as the Investor does not Beneficially Own any Investor Shares. Notwithstanding the foregoing, the provisions of Article 3, Section 8.1 and all of this Article 9, respectively, shall survive any such termination in accordance with their terms.

Section 9.2. Further Action. Each of the Parties shall execute and deliver such documents and other papers and take such further actions as may reasonably be required to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby.

Section 9.3. Manner of Payment. All amounts to be paid hereunder shall be paid in U.S. dollars, by wire transfer of immediately available funds, to an account specified by the payee in writing, and the payee shall promptly send a payment confirmation to the payor by fax or e-mail.

Section 9.4. Expenses. Each of the Parties hereto shall pay the fees and expenses incurred by it in connection with the negotiation, preparation, execution and performance of this Agreement, including brokers’ fees, attorneys’ fees and accountants’ fees.

Section 9.5. Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon any Person not a party hereto any right, remedy or claim under or by virtue of this Agreement.

Section 9.6. Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of Delaware, without regard to principles of conflicts of law.

Section 9.7. Dispute Resolution; Jurisdiction; Specific Performance.

(a) Except for any action for specific performance pursuant to Section 9.7(b), in the event that a Party believes in good faith that a dispute or claim exists pursuant to this Agreement, or with respect to the subject matter hereof (in each case, a “Dispute”), such Party will notify the other Party in writing in a timely manner of such Dispute (a “Dispute Notice”), which Dispute Notice shall specify in reasonable detail the nature of the Dispute and the name and contact information of a representative of such Party authorized to negotiate and resolve such Dispute, and promptly following a Dispute Notice the other Parties to such Dispute shall appoint a representative authorized to negotiate and resolve such Dispute (each of the foregoing persons is referred to herein as a “Dispute Representative”). The Parties to such Dispute shall cause their respective Dispute Representatives to negotiate in good faith and use their reasonable best efforts to resolve the Dispute for a period of no less than thirty (30) days (the “Negotiation Period”), which shall include at least one in-person meeting. For the avoidance of doubt, during the Negotiation Period, this Section 9.7(a) is the exclusive means for resolving any Disputes, other than any action for specific performance pursuant to Section 9.7(b).

(b) Each Party agrees that irreparable damage would occur (for which monetary damages, even if available, would not be an adequate remedy) in the event that any of the provisions of this Agreement were not performed (including failing to take such actions as are required of it hereunder to perform the actions and consummate the transactions contemplated by this Agreement subject to the conditions specified therein), or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement and all such rights and remedies at law or in equity shall be cumulative. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. The Parties further agree that neither Party shall be required to obtain, secure, furnish or post any bond, security or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.7 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, securing, furnishing or posting of any such bond, security or similar instrument. In addition, each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. To the fullest extent permitted by applicable Law, each Party hereby consents to the service of process in accordance with Section 9.9; provided, however, that nothing herein shall affect the right of either Party to serve legal process in any other manner permitted by Law. The Parties will cooperate to seek confidential treatment to the maximum extent permitted by Law and the applicable court with respect to any dispute or discovery relating to any dispute.

Section 9.8. WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

Section 9.9. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the Party to be notified, (b) upon confirmation of receipt, if sent by electronic mail or facsimile, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) on the date received, if sent by a nationally recognized delivery or courier service; provided, that any notice sent by electronic mail shall expressly provide that it is being given pursuant to this Agreement or the Purchase Agreement, as applicable, to be deemed effectively given hereunder or thereunder. All communications shall be sent to the Parties at the addresses set forth below (or at such other address for a Party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon delivery of notice in respect thereof). Any notice received after 5:30 pm local time on a Business Day, or at any time on a day that is not a Business Day, shall be deemed received on the next Business Day.

(a) If to the Company:

JUUL Labs, Inc.

560 20th Street

San Francisco, CA 94107

Attn: Chief Executive Officer

with a copy of any such notice sent to (which shall not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention:     Victor I. Lewkow

                       Benet J. O’Reilly

Fax:               (212) 225-3999

Email:           vlewkow@cgsh.com

                       boreilly@cgsh.com

and:

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, CA 94304-1115

Attention:     Jorge A. del Calvo

                      Justin D. Hovey

Fax:              (650) 233-4545

Email:          jorge@pillsburylaw.com

                      justin.hovey@pillsburylaw.com

(b) If to the Investor or Investor Sub:

Altria Group, Inc.

6601 West Broad Street

Richmond, Virginia 23230

Attn: General Counsel

with a copy of any such notice sent to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd St.

New York, NY 10019

Attention: Andrew J. Nussbaum

        Karessa L. Cain

Fax:          (212) 403-2000

Email:      AJNussbaum@wlrk.com

                 KLCain@wlrk.com

Section 9.10. Amendment. The terms and provisions of this Agreement may only be amended or modified at any time and from time to time by a writing executed by the Investor and the Company and after obtaining the affirmative vote of at least two-thirds (2/3rd) or more of the Non-Investor Directors then in office approving such amendment or modification. Any provision hereof may be waived by the waiving Party on such Party’s own behalf, without the consent of any other Party.

Section 9.11. Successors and Assigns; Investor Change in Ownership. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties hereto, their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the Company, with respect to the Investor or Investor Sub, or the Investor, with respect to the Company, except (i) in connection with a Transfer made in accordance with Section 7.1 where the applicable Transferee executes and delivers a joinder to this Agreement and under any Constituent Documents requested by the Non-Investor Directors to make such Person a party hereto and thereto and to assume the obligations of the Investor hereunder and thereunder in accordance with Section 7.6 and (ii) as necessary in connection with an assignment by the Company of its purchase option in whole or in part pursuant to Section 7.4(b). Any purported assignment in contravention hereof shall be null and void. Notwithstanding the foregoing or anything to contrary in this Agreement, in no event shall any Investor Change in Ownership (including any Investor Change in Control) (i) be deemed to be an assignment or a Transfer or (ii) otherwise affect any Party’s rights or obligations under any Constituent Document in any respect, except, in the case of this clause (ii), to the extent expressly set forth therein. Notwithstanding anything to the contrary in any Constituent Document, no assignment of any Constituent Document shall relieve the Investor, Investor Sub or the Company of any of its obligations set forth therein.

Section 9.12. Binding Effect. Except as otherwise provided in this Agreement, the terms and provisions of this Agreement shall be binding on and inure to the benefit of each of the parties hereto and their respective successors.

Section 9.13. No Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.14. Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 9.15. Headings. The heading references herein and in the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Section 9.16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.

Section 9.17. Entire Agreement. This Agreement (including the Schedules and Exhibits hereto), any joinders, and the documents delivered pursuant to this Agreement and the Purchase Agreement constitute the full and entire understanding and agreement of the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties is expressly canceled.

Section 9.18. Investor Guarantee. The Investor hereby unconditionally guarantees the performance of all obligations and agreements (including any payment obligations) of Investor Sub and any other Permitted Transferee to whom the Investor Transfers any of its rights under this Agreement and the other Constituent Documents, and the Investor shall cause Investor Sub and any other such Person to perform all of its obligations and agreements (including any payment obligations) under this Agreement and the other Constituent Documents.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

THE COMPANY:

JUUL LABS, INC.

By:	/s/ Kevin Burns
Name: Kevin Burns
Title: Chief Executive Officer

ALTRIA GROUP, INC.

By:	/s/ William F. Gifford, Jr.
Name: William F. Gifford, Jr.
Title: Vice Chairman and Chief Financial Officer

ALTRIA ENTERPRISES LLC

By:	/s/ David A. Wise
Name: David A. Wise
Title: Vice President and Treasurer